Amendment Number 1: On this Form 1-A/A Pre-qualification amendment, the Company has made several changes pursuant to requests from FINRA. These changes include the disclosures about the commissions and fees due to Netshares Financial Services, LLC, the Company’s broker-dealer for this offering. The changes are contained on the Cover Page, in the “Summary of the Offering” section, and in the “Plan of Distribution” section. The Company has also updated the anticipated sales date of the securities to Q3-2023 and provided an updated “Accountant’s Consent” exhibit. The Company has also updated Part F/S and the “Management’s Discussion and Analysis” section to also include fiscal year 2022 audited financials and additional subsequent events. The Company has also updated the “Compensation of Directors and Officers” sections. The Company has also updated the “Security Ownership of Management and Certain Securityholders” and “Dilution” sections to reflect the exercise of certain stock options. The Company has also updated the “Use of Proceeds” section to reflect new assumptions and to round the dollar figures listed. There are also updates throughout the Offering Circular reflecting activities of the Company since the previous Form 1-A filing. The Company has also adjusted the Price per Share from $6.25 per Share to $6.00 per Share, the Maximum Offering Amount, and the Minimum Investment Amount.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THIS INVESTMENT INVOLVES A DEGREE OF RISK THAT MAY NOT BE SUITABLE FOR ALL PERSONS. ONLY THOSE INVESTORS WHO CAN BEAR THE LOSS OF A SIGNIFICANT PORTION OF THEIR INVESTMENT SHOULD PARTICIPATE IN THE INVESTMENT. (SEE “RISK FACTORS” BELOW.)

Form 1-A/A

Offering Circular

For

Starpax Biopharma Inc.

A Canadian Corporation

August 15, 2023

SECURITIES OFFERED : Equity in the form of 4,000,000 Common Shares

PRICE PER SHARE : $6.00 per Common Share

MAXIMUM OFFERING AMOUNT : $24,000,000.00

MINIMUM OFFERING AMOUNT : Not Applicable (No Minimum Offering Amount)

MINIMUM INVESTMENT : $450.00

CONTACT INFORMATION :

2500-1000 boul. René-Lévesque West

Montréal, Québec, Canada H3B 5C9

PHONE (514) 427-3004

Starpaxbiopharma.com

(Please request President and CEO, Michael Gareau)

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten (10%) percent of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, Investors are encouraged to refer to www.investor.gov.

Starpax Biopharma Inc. (the “Company” or the “Issuer”), a biopharmaceutical research and development company, has conceived an unprecedented platform technology intended to treat cancer using its living self-propelled Starpax Magnetodrones that are sensitive to magnetic fields and transport anticancer drugs attached to their surface. The Magnetodrones are injected directly into the tumor. The trajectory is controlled by the Starpax PolarTrak that generates precision 3D guidance monopole magnetic field vectors in order to keep them captive in a tumor and force them to spread and release the anticancer drug throughout the volume of the tumor without circulating in the blood system, avoiding side effects usually resulting from systemic cancer treatments.

The Company was founded as Starpax Medical Inc. on December 19, 2017, under the laws of Québec, Canada. The Company changed its name to Starpax Biopharma Inc. on June 9, 2022 (See Exhibit 2A “Articles of Consolidation and Other Corporate Documents”).

The Company is run by a board of directors, comprised of seven (7) directors (the “Board” collectively, “Director” when referring to a director). The day-to-day management of the Company is vested in the officers of the Company (the “Officers”). The Board of Directors oversees the corporate conduct and represents the interests of the Company’s shareholders. It provides guidance and advice to the CEO and the executive team.

The share capital of the Company is made up of an unlimited number of common shares (the “Common Shares” or the “Shares”). The minimum investment amount per Investor is Four Hundred and Fifty Dollars ($450.00), representing 75 Common Shares at Six Dollars ($6.00) per Share.

All amounts stated in this Offering Circular are in United States dollars (USD) unless otherwise stated.

Sales of the Shares pursuant to the Offering will commence immediately upon qualification of the Offering by the Securities and Exchange Commission (the “Effective Date”) and will terminate at the discretion of the Board or twelve (12) months following the Effective Date, whichever is earlier. The maximum amount of the Offering shall not exceed Twenty-Four Million Dollars ($24,000,000) in any twelve (12) month period (“Maximum Offering Amount”) in accordance with Tier II of Regulation A as set forth under the Securities Act of 1933, as amended, (“Reg A Tier II” or “Tier II”). The Company intends to offer the Shares described herein on a continuous and ongoing basis pursuant to Rule 251(d)(3)(i)(F). Further, the acceptance of Investor subscriptions, may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. (See “Summary of the Offering” below.) The Company may increase the Maximum Offering Amount at its sole and absolute discretion, subject to qualification by the SEC of a post-qualification amendment.

Prior to this Offering, there has been no public market for the Shares, and none is expected to develop for the foreseeable future, however, the Company reserves the right to list the Shares on an exchange in the future. The Offering price does not bear any relationship to the value of the assets of the Company. Investing in the Company through the purchase of Shares involves risks, some of which are set forth below. See the section titled “Risk Factors” to read about the factors an Investor should consider prior to purchasing Shares.

Investors who purchase Shares will become shareholders of the Company (“Investors” or “Shareholders”) subject to the terms of the Articles of Consolidation and the Bylaws of the Company (see Exhibit 2A “Articles of Consolidation and Other Corporate Documents” and Exhibit 2B “Bylaws”) once the Company deposits the Investor’s investment into the Company’s main operating account and the Investor is properly registered in the share register held on its behalf by its registrar and transfer agent.

The Directors and Officers will receive compensation from the Company (see “Risk Factors” below starting on Page 4, and “Compensation of Directors and Officers” below). Investing in the Shares is speculative and involves substantial risks, including the risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment (see “Risk Factors” below).

As of the date of this Offering Circular, the Company has engaged KoreConX as registrar and transfer agent in relation to this Offering. The Company has engaged North Capital as escrow agent for this Offering.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THAT INFORMATION AND THOSE REPRESENTATIONS SPECIFICALLY CONTAINED IN THIS OFFERING CIRCULAR; ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON. ANY PROSPECTIVE PURCHASER OF THE SECURITIES WHO RECEIVES ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD CONTACT THE COMPANY IMMEDIATELY TO DETERMINE THE ACCURACY OF SUCH INFORMATION AND REPRESENTATIONS. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS OFFERING CIRCULAR SET FORTH ABOVE.

THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR HAS BEEN SUPPLIED BY THE COMPANY. THIS OFFERING CIRCULAR CONTAINS SUMMARIES OF DOCUMENTS NOT CONTAINED IN THIS OFFERING CIRCULAR, BUT ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCES TO THE ACTUAL DOCUMENTS. COPIES OF DOCUMENTS REFERRED TO IN THIS OFFERING CIRCULAR, BUT NOT INCLUDED AS AN EXHIBIT, WILL BE MADE AVAILABLE TO QUALIFIED PROSPECTIVE INVESTORS UPON REQUEST.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)(F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)(F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

There are no selling shareholders within this Offering.

The Company will commence sales of the Shares immediately upon qualification of the Offering by the SEC. The Company approximates that sales will commence during Q3 – 2023.

	Price to Public*	Commissions**	Proceeds to Other Persons	Proceeds to the Company
Amount to be Raised per Share	$6.00	$0.11	$0.00	$5.89
Minimum Investment Amount	$450.00	$8.25	$0.00	$441.75
Minimum Offering Amount	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Maximum Offering Amount	$24,000,000	$440,000.00	$0.00	$23,560,000.00

*The Board of Directors and management set the Share price based on public market data, Company forecasts, valuation of comparable pre-revenue pharmaceutical companies in preclinical stage, consultations with experts, as well as the price per Share of recent private offerings from the Company.

** Netshares will receive compensation for all sales of the Shares offered and sold pursuant to this Offering at a rate of 1% of the gross Proceeds for a maximum of $240,000 from aggregate sales. In addition to paying the 1% commission on aggregate sales the Company may pay Netshares 4% of the gross Proceeds from the sale of up to $5,000,000 in Shares resulting from the direct selling efforts of Netshares not to exceed $200,000 (from direct sales). If Netshares direct selling efforts results in the sale of Shares, there will be commission charged at a combined 5% (up to a maximum of $440,000). The commissions due to Netshares are conditional on the services provided by Netshares with respect to any one sale. See “Plan of Distribution” below.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements in this Offering Circular because they are inherently uncertain. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated”, “projected”, “forecasted”, “estimated”, “prospective”, “believes”, “expects,” “plans”, “future”, “intends”, “by design”, “designed”, “should”, “can”, “could”, “might”, “potential”, “continue”, “may”, “will”, and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. This Offering Circular, together with the exhibits attached including, but not limited to, the Amended Articles of Incorporation and Company Bylaws, copies of which are attached hereto as Exhibit 2A and Exhibit 2B, respectively, and should be carefully read in their entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and these documents, Amended Articles of Incorporation and Bylaws shall prevail and control, and no Investor should rely on any reference herein to the Amended Articles of Incorporation or Bylaws without consulting the actual underlying documents.

COMPANY INFORMATION	Starpax Biopharma Inc. has a principal place of business located at 6615 Abrams Street, Montréal, Québec, Canada H4S 1V9.
MANAGEMENT	The Company is managed by a Board of Directors. The Board is comprised of seven (7) Directors. The Company has five (5) Officers who manage the day-to-day operations. See “Risk Factors” and “Directors, Officers, and Significant Employees” below.
THE OFFERING	This Offering is the first capital raise by the Issuer under Regulation A. The Company is selling Company equity in the form of Common Shares through this Offering. The Company will use the Proceeds of this Offering to execute Phase I and Phase II clinical trials regarding the Starpax Technology. See “Use of Proceeds” below.
SECURITIES BEING OFFERED	The Shares are being offered at a purchase price of $6.00 per Share. The Minimum Investment Amount for any Investor is $450.00. Upon purchase of the Shares and becoming a Shareholder of the Company, a Shareholder is granted the right to vote, receive all dividends declared, and share the remaining property of the Company upon its liquidation. See “Description of the Securities” below.
COMPENSATION TO DIRECTORS

The Company compensates the Directors and Officers with salaries and/or stock options for their roles as Directors and Officers. For more information on this compensation see “Compensation of the Director and Officers” section below.

The Directors, Officers, and employees of the Company will not be compensated through commissions for the sale of the Shares through this Offering.

PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The Company is overseen by a seven-person, highly experienced Board of Directors, which includes three retired presidents of divisions of large pharmaceutical companies (Johnson & Johnson France, Pfizer Canada, Eli Lilly Canada), a retired managing director and chief operating officer of J.P. Morgan, EMEA Investment Bank (London, UK), and the former president and managing director of a high-performing private equity fund.
INVESTOR SUITABILITY STANDARDS

The Shares will not be sold to any person unless they are a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(i)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” as described in this Summary below.

Each person acquiring Shares may be required to represent that he, she, or it is purchasing the Shares for his, her, or its own account for investment purposes and not with a view to resell or distribute the securities.

Each prospective purchaser of Shares may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Shares is an Accredited Investor if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Shares. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Shares cannot be more than 10% of the greater of the purchaser’s (1) annual income or net worth as determined under Rule 501(a) of Regulation D, if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year if purchaser is a non- natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review Rule 251(d)(2)(i)(C) of Regulation A as determined under Rule 501(a) of Regulation D before purchasing the Shares.

NON-FOREIGN SALES OF SECURITIES	The Company will only sell the Shares offered through this Offering to United States investors.
COMMISSIONS FOR SELLING SHARES

The Shares will be offered and sold directly by the Company, the Board, the Officers, and Company’s employees. No commissions for selling the Shares will be paid to the Company, the Board, the Officers, or the Company’s employees.

The Company is not using an underwriter for the sale of Shares. These commissions listed are those for Netshares, a FINRA broker- dealer. Netshares will receive compensation for all sales of the Shares offered and sold pursuant to this Offering at a rate of 1% of the gross Proceeds for a maximum of $240,000 from aggregate sales. In addition to paying the 1% commission on aggregate sales, the Company may pay Netshares 4% of the gross proceeds from the sale of up to $5,000,000 in Shares resulting from the direct selling efforts of Netshares not to exceed $200,000 (from direct sales). If Netshares direct selling efforts results in the sale of Shares there will be commission charged at a combined 5% (up to a maximum of $440,000).

NO LIQUIDITY	The Company does not currently have plans to list any Shares on any securities market or exchange, however, the Company reserves the right to list the Shares on an exchange in the future. Additionally, the Shares will be transferable, in accordance with Federal and state securities laws, and Canadian law. However, the Shares will not be listed for trading on any exchange or automated quotation system. (See “Description of the Securities” below.) Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Shares. See “Risk Factors” below.
COMPANY EXPENSES	Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the Offering, the operation of the Company, including, but not limited to, the annual preparation of the Company's tax returns, any provincial and federal income tax due, accounting fees, filing fees, independent audit reports, other costs and expenses, and other advisory fees.

The Company currently develops several technologies, the purposes of which are to treat cancers in humans.

Defined terms used in this Offering Circular:

The Starpax cancer treatment technology consists of two major elements that cannot be dissociated:

1)   The first element consists of living self-moving Magnetodrones sensitive to magnetic fields swimming in the tumor without circulating in the blood system and transporting the therapeutic anticancer agent attached to their surface. The Magnetodrones are injected directly into the tumor. This element will be referred to throughout this Offering Circular as “Magnetodrones” without notification to the reader that Magnetodrones is a trademark of the Company by use of the “TM” symbol.

2)  The second element is a medical device in which the patient is installed (the Starpax PolarTrak) that generates precision 3D guidance monopole magnetic field vectors in order to keep the Magnetodrones captive inside the tumor in order for the Magnetodrones not to escape to the rest of the body and forces them to distribute in three dimensions throughout the tumor volume including hypoxic zones where the stem cells are located. This element will be referred to throughout this Offering Circular as “PolarTrak” without notification to the reader that PolarTrak is a trademark of the Company by use of the “TM” symbol.

This Offering Circular will refer to “anti-cancer drug”, “therapeutic agent”, “drug”, “therapeutic anti-cancer drug”, or some derivation or combination of these terms to mean the pharmaceutical attached to the Magnetodrones whose sole purpose is to kill the cancerous cells in a tumor.

“Starpax Dose” refers to the dose given to patients containing the Magnetodrones already combined with a therapeutic agent.

“GMP” refers to Good Manufacturing Practices. GMP are a set of regulations set by the relevant authorities, in this case Health Canada and/or the FDA, that regulate manufacturers, packagers, labelers, testers, distributors, importers, wholesalers of drugs. These regulations dictate the standards and processes required for facilities that handle drugs in this way. The Company and its facilities are currently regulated by GMP.

“NDA” refers to a New Drug Application with the Food and Drug Administration.

“IND” refers to an Investigational New Device with the Food and Drug Administration.

“BLA” refers to Biologics License Applications and the associated process with the Food and Drug Administration.

“CDER” refers to Center for Drug Evaluation and Research at the Food and Drug Administration.

“PMA” refers to the Premarket Approval which is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices

“De Novo” refers to De Novo request to the FDA providing a marketing pathway to classify novel medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness for the intended use, but for which there is no legally marketed predicate device.

“510k” refers to the 510(k) process with the FDA which is a premarket submission made to FDA to demonstrate that the device to be marketed is as safe and effective, that is, substantially equivalent, to a legally marketed device (section 513(i)(1)(A) FD&C Act) that is not subject to premarket approval.

“product candidate(s)” refers to the Company products that have applications with the Food and Drug Administration, which require clinical trials for ultimate approval or clearance by the Food and Drug Administration. Current product candidates of the Company include the Magnetodrones combined with SN38. See below.

“Starpax Care Center(s)” or “Starpax Cancer Center(s)” refers to the Company-owned centers where the Starpax Treatments will be administered.

“3D” refers to three dimensions in space.

Collectively, the Magnetodrones and PolarTrak, and other associated technologies will be referred to as the “Starpax Technology” or “Technology.”

“Starpax Treatment” and “Starpax Cancer Treatment” – refers to the utilization of the Starpax Technology, including the Magnetodrones and PolarTrak to treat cancers in humans. These terms may be used to refer to a single treatment or the collective treatments over a given time period.

On January 19, 2023, the Company amended its Articles of Incorporation to consolidate Class A and B Common Shares into a single class of common stock. Throughout this document, any reference to “Class A Common Shares” or “Class B Common Shares” is referring to shares of the Company’s common stock prior to January 19, 2023. “Common Shares” or the “Shares” will refer to the Shares of common stock after January 19, 2023, as being offered through this Offering.

All results, assertions, deductions, technical, and/or scientific or medical forward-looking claims by Starpax in this document are based either on independent 3rd party preclinical work conducted at reputable Canadian 1st-tier research institutions, good laboratory practice (“GLP”) certified labs, clinical research organization, papers from the scientific literature or by design intended use of the technology on humans. The Starpax Technology is currently an investigational product and is not yet approved for commercial use.

RISK FACTORS

IN INVESTING IN THE COMPANY, INVESTORS FACE RISKS THAT ARE SIMILAR TO ANY OTHER INVESTMENT IN A BIOPHARMACEUTICAL, BIOTHECHNOLOGY, OR ANY OTHER KIND OF MANUFACTURING COMPANIES. THE RISK FACTORS LISTED IN THIS SECTION MAY NOT BE EXHAUSTIVE AS MANY RISKS MAY STILL BE UNKNOWN AS OF THE DATE OF THIS OFFERING CIRCULAR. THE COMPANY MAKES NO REPRESENTATION AS TO THE RELEVANCY OR COMPLETENESS OF THESE RISK FACTORS AND INVESTORS SHOULD CONSULT WITH INVESTOR’S LEGAL, ACCOUNTING, AND OTHER ADVISORS WHEN MAKING AN INVESTMENT DECISION.

The Company may continue to be impacted by the COVID-19 pandemic.

As a result of the pandemic, the Company has at times experienced delays in reception of manufacturing equipment, shortage of qualified workers, reduced access to essential workers at expected clinical sites and costs increases for raw material, wages or other purchases. The Company might be affected by shortages of raw materials, parts and other supplies and there can be no assurance that the Company will be able to avoid supply chain shortages in the future. The risk exists that further COVID-19 developments may negatively impact operations if the Company should suffer supply chain shortages, absenteeism of workers or facility shutdowns due to the pandemic or clinical site and external laboratories access restrictions. Governmental restrictions, including travel restrictions, quarantines, shelter-in-place orders, business closures, new safety requirements or regulations, or restrictions on the import or export of certain materials, or other operational issues related to the COVID-19 pandemic may have an adverse effect on business and results of operations. The evolving nature of the circumstances is such that it is impossible, at this stage, to determine the full and overall impact the COVID-19 pandemic may have, but it could further disrupt production and cause delays in the supply and delivery of investigational products used in clinical trials, adversely affect employees and disrupt operations and manufacturing activities, interrupt clinical trials, all of which may have a material adverse effect on business. The Company has ascertained that certain risks associated with further COVID-19 developments may adversely impact operations and liquidity, and business and share price may also be affected by the COVID-19 pandemic. Due to the general unknown nature surrounding the pandemic, the Company cannot reasonably estimate the potential for any future impacts on operations or liquidity.

Risks related to Operations

The Company’s past experience may not be indicative of future performance.

The Company faces many risks. Past experience may not be indicative of future performance, and the Company has included forward-looking statements about business, plans and prospects that are subject to change. Forward-looking statements are particularly located in, but not limited to, the sections “Description of the Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. In addition to the other risks or uncertainties, the risks described below may affect operating results, financial condition, and cash flows. If any of these risks occur, either alone or in combination with other factors, the business, financial condition, or operating results could be adversely affected, and the fair market value of the Shares may decline. The Company has limited operating history and future results are uncertain. Moreover, readers should note that this is not an exhaustive list of the risks the Company faces; some risks are unknown or not quantifiable, and other risks that the Company currently perceives as immaterial may ultimately prove more significant than expected. Statements about plans, predictions or expectations should not be construed to be assurances of performance or promises to take a given course of action.

The Company is in its research and development phase and has never generated profits.

Since the Company’s formation in 2017, the Company has incurred operating losses and negative cash flows from operations. The Company’s net loss was approximately $8.6 million and $4.5 million for 2022 and 2021, respectively. As of December 31, 2022, the Company had an accumulated deficit of approximately $19 million. As of the Date of this Offering Circular, the Company has never been profitable.

To date, the Company has financed operations primarily through the sale of Common Shares. The Company has devoted substantially all efforts to research and development, including the development and validation of the Starpax Technology, development of the “Good Manufacturing Practices” (“GMP”) compliant manufacturing plant, research and development (“R&D”) and quality control (“QC”) laboratories. The Company has not completed development of or commercialized the Starpax Technology nor any product candidate or medical device. The Company expects to continue to incur significant expenses and incur operating losses for at least the next 3 years. The Company anticipates that expenses and losses will increase substantially when the Company:

•	initiates Phase I and Phase II clinical trials of its product candidates;
•	continues the R&D of product candidates;
•	seeks to discover additional product candidates; and
•	adds operational, financial and management information systems, and personnel, including personnel to support product development and manufacturing efforts.

Profitability in large part depends on (1) the success of the planned clinical trials; (2) receiving NDA or BLA from the FDA for its product candidates or market approval for its medical device from the FDA; (3) and the execution of the Company’s business plan by opening Starpax Care Centers. This will require the Company, alone or with collaborators, to be successful in a range of challenging activities, including completing preclinical testing, Phase I and Phase II clinical trials of the Company’s product candidates, obtaining regulatory approval for the Starpax Technology (product candidates and medical devices) and manufacturing, marketing, and offering the Starpax Treatment for which regulatory approval is to be obtained. The Company may never succeed in these activities and the Company may never generate revenues that are significant or large enough to achieve profitability.

Even if the Company does achieve profitability, the Company may not be able to sustain or increase profitability on a periodic or annual basis. Failure to become and remain profitable would diminish the value of the Company and could impair the ability to raise capital, expand business, diversify product offerings, or continue operations. A decline in the value of the Company may also cause Investors to lose all or part of their investment.

The Company may require additional funding to develop and commercialize the products past the Clinical Trial phase.

The Company expects expenses to increase significantly as the product candidates advance in clinical development, and as the Company expands operations. As part of the regulatory process, the Company must conduct clinical trials for each product candidate to demonstrate safety and efficacy to the satisfaction of the FDA and other regulatory authorities. The number and design of the required clinical trials varies depending upon the product candidate, the condition being evaluated, and the trial results themselves. Therefore, it is difficult to accurately estimate the cost of the clinical trials. Clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. The Company estimates that clinical trials of product candidates will take at least several years to complete. Because of numerous risks and uncertainties involved in business, the timing or amount of increased development expenses cannot be accurately predicted, and expenses could increase beyond expectations if the Company is required by the FDA, or comparable non- U.S. regulatory authorities, to perform studies or clinical trials in addition to those the Company currently anticipates. Furthermore, failure can occur at any stage of the trials, and the Company could encounter problems that cause the Company to abandon or repeat clinical trials.

After the planned clinical trials and commercialization of the Starpax Technology, as the Company expands its business, the Company will need to retain additional employees with the necessary skills including employees for planned establishment of Starpax Care Centers across the United States and later Europe and Canada.

Even if the Company’s product candidates and medical devices are approved for commercial sale, the Company anticipates incurring significant costs associated with the commercial launch of, and the related commercial-scale manufacturing requirements for, the product candidate. As a result, the Company expects to continue to incur significant and increasing operating losses and negative cash flows for the foreseeable future. Because of the numerous risks and uncertainties associated with biopharmaceutical product development and medical device development and commercialization, the Company is unable to accurately predict the timing or amount of future expenses or when, or if, the Company will be able to achieve or maintain profitability. These losses have had and will continue to have an adverse effect on the financial position and working capital.

The Company currently has no committed sources of funding. If the Company is unable to raise capital in sufficient amounts when needed or on attractive terms, it would be forced to delay development programs.

The Company may experience delays before initiating clinical trials.

Before initiating clinical trials, the Company could be affected by various circumstances that could result in additional delays and costs. This includes but is not limited to, obtaining authorization from governmental health agencies and ethical review boards of the hospital to start the clinical trials, obtaining compliance certifications for operating the medical device and GMP manufacturing equipment, securing adequate insurance coverage for the clinical trials, contracting a competent Contract Research Organization (“CRO”), securing access to essential and qualified workers at expected clinical sites. With respect to the GMP plant and the commissioning of its production equipment, the Company could experience delays in receiving (or shortages of) equipment, parts, tools, raw materials and consumables. It could face technical issues related to the installation, validation, and commissioning of equipment, and in the development and validation of methods, scale-up process, operations, as well as experiencing broken parts, engineering design errors or other type of delays, including from its general contractor. The auditing of the manufacturing plant by Health Canada or FDA may require some changes to be a GMP compliant facility for biopharmaceutical manufacturing. Although the occurrence of one or more of these circumstances could cause business, financial performance, and cash position to be negatively impacted, the Company cannot reasonably estimate the potential for any future impacts on operations or liquidity due to the general unknown nature surrounding these risks.

The Company’s future products may not be commercially successful.

Even if the Company is successful in further validating the Starpax Technology and continuing to build a Company pipeline, the potential product candidates that the Company identifies may not be suitable for clinical development for many possible reasons, including harmful side effects, limited efficacy or other characteristics that indicate that such product candidates or medical devices are unlikely to be products that will receive marketing approval and achieve market acceptance, even if the Company uses already-approved drugs in its Technology. If the Company does not successfully develop and commercialize product candidates and medical devices based upon the Starpax Technology, the Company will not obtain product revenues in future periods, which likely would result in significant harm to financial position and adversely affect the fair market value of the Shares.

A failure by Starpax to hire and retain an appropriately skilled and adequate workforce could adversely impact the ability of the facility to operate and function efficiently.

The Company’s operations will depend, in part, on its ability to attract and retain an appropriately skilled and sufficient workforce to operate its development and manufacturing facility as well as its R&D facility. These employees may voluntarily terminate their employment with the Company at any time. Laboratories and manufacturing plants are located in a growing biotechnology and medical device hub and competition for skilled workers will continue to increase as the industry undergoes further growth in the area. There can be no assurance that the Company will be able to retain key personnel, or to attract and retain additional qualified employees. The Company’s inability to attract and retain key personnel as the Company grows may have a material adverse effect on the business.

The Company may be unable to manage future growth effectively, which could make it difficult to execute business strategy.

The Company intends to grow business operations as regulatory approvals of the product candidates and medical devices are granted by regulatory authorities This will increase demand and increase the number of employees to accommodate such potential growth, which may cause the Company to experience periods of rapid growth and expansion. This potential future growth could create a strain on organizational, administrative and operational infrastructure, including manufacturing operations, quality control, technical support and other administrative functions. The Company’s ability to manage growth properly will require the Company to continue to improve operational, financial and management controls.

As the commercial operations and opening of Starpax Care Centers grows, the Company will need to continue to increase capacity for manufacturing, billing, reimbursement and general process improvements, and expand internal quality assurance program, among other things. The Company may also need to purchase additional equipment, some of which can take several months or more to procure, set up and validate, and increase the Company’s manufacturing, maintenance, software and computing capacity to meet increased demand. These increases in scale, expansion of personnel, purchase of equipment or process enhancements may not be successfully implemented.

The Company may be subject to various litigation claims and legal proceedings.

The Company, as well as certain of its Directors and Officers, may be subject to claims or lawsuits during the ordinary course of business. Regardless of the outcome, these lawsuits may result in significant legal fees and expenses and could divert management’s time and other resources. If the claims contained in these lawsuits are successfully asserted against the Company, the Company could be liable for damages and be required to alter or cease certain of business practices. Any of these outcomes could cause business, financial performance and cash position to be negatively impacted.

The Company relies extensively on information technology systems that are vulnerable to damage and interruption.

The Company relies on information technology systems and infrastructure to process transactions, summarize results and manage business, including maintaining client and supplier information. Additionally, the Company utilizes third parties, including cloud providers, to store, transfer and process data. Information technology systems, as well as the systems of suppliers and other partners, whose systems the Company does not control, are vulnerable to outages and an increasing risk of continually evolving deliberate intrusions to gain access to Company sensitive information. Likewise, data security incidents and breaches by employees and others with or without permitted access to systems pose a risk that sensitive data may be exposed to unauthorized persons or to the public. A cyber-attack or other significant disruption involving Company information technology systems, or those of vendors, suppliers and other partners, could also result in disruptions in critical systems, corruption or loss of data and theft of data, funds or intellectual property. A security breach of any kind, including physical or electronic break-ins, computer viruses and attacks by hackers, employees or others, could expose the Company to risks of data loss, litigation, government enforcement actions, regulatory penalties and costly response measures, and could seriously disrupt Company operations. The Company may be unable to prevent outages or security breaches in Company systems. The Company remains potentially vulnerable to additional known or yet unknown threats as, in some instances, the Company, suppliers and other partners may be unaware of an incident or its magnitude and effects. The Company also faces the risk that the Company exposes the vendors or partners to cybersecurity attacks. Any or all of the foregoing could harm the Company’s reputation and adversely affect the results of operations and business reputation.

Future financing may result in ownership dilution to the Company’s existing Shareholders and may not be on terms similar to past financings, including this Offering.

The sale of a substantial number of Common Shares to future investors, or anticipation of such sales, could make it more difficult for the Company to sell equity or equity-related securities in the future at a time and at a price that might otherwise wish to effect sales. Until such time as the Company can generate substantial development, the Company expects to finance cash needs through a combination of equity offerings and other arrangements. Sources of funds may not be available or, if available, may not be available on terms satisfactory to the Company.

If the Company raises additional funds by issuing equity securities, existing Shareholders may, subject to the Anti-Dilution Agreement, experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that the Company raises may contain terms, such as liquidation and other preferences, which are not favorable to Shareholders. If the Company raises additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable. Should the financing the Company requires to sustain working capital needs be unavailable or prohibitively expensive when the Company requires it, the business, operating results, financial condition, and prospects could be materially and adversely affected, and the Company may be unable to continue operations.

To the extent the Company raises additional capital through a public or private offering and sale of equity securities, but subject to the provisions of the anti-dilution agreement (see “Dilution” below), Investors’ ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect an Investor’s rights as a Shareholder. Sales of Common Shares offered through current or future equity offerings may result in substantial dilution to the Shareholders.

Any government funding programs may impose requirements that could affect the Company’s business, financial condition, and results of operations.

The Company has applied for government grants to support some of the clinical development activities for the product candidates. Often government grants include provisions that reflect the government’s substantial rights and remedies, many of which are not typically found in commercial contracts, including powers of the government to potentially require repayment of all or a portion of the grant award proceeds, in certain cases with interest, in the event the Company violates certain covenants pertaining to various matters.

The Company is currently eligible for certain tax credits that may no longer be available in the future.

The Company currently has access to certain tax credits to fund some of its R&D expenses and investments. In the future, the governments may eliminate those tax credits or change the eligibility criteria, therefore negatively affecting the Company’s access to this type of funding. Should the Company lose access to current or future tax credits or is eligible to less, the business, operating results, financial condition, and prospects could be materially and adversely affected.

Risks Related to Intellectual Property

If the Company is unable to obtain and maintain intellectual property protection for the Starpax Technology and products, the ability to successfully commercialize the Starpax Technology and products may be impaired.

The Company currently owns 31 patents or pending patents, therefore success depends in part on the Company’s ability to maintain and obtain patent and other intellectual property protections in the United States and other countries with respect to the Starpax Technology and products. The Company seeks to protect its proprietary position by filing patent applications in the United States and abroad related to the Starpax Technology and product candidates, and by maintenance of trade secrets and copyrights through proper procedures.

The patent prosecution process is expensive and time-consuming, and the Company may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions. It is also possible that the Company will fail to identify patentable aspects of R&D output before it is too late to obtain patent protection.

The patent position of biotechnology and pharmaceutical and medical device companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect Company rights to the same extent as the laws of the United States and the Company may fail to seek or obtain patent protection in all major markets. Even if, to the Company’s knowledge, the Company were the first to file patent on the underlying inventions of the Starpax Technology, the Company cannot know with certainty whether the Company was the first to make the inventions claimed in the Company’s owned patents or pending patent applications, or that the Company was the first to file for patent protection of such inventions. Nor can the Company know whether those from whom the Company licenses patents were the first to make the inventions claimed or were the first to file. As a result, the issuance, scope, validity, enforceability and commercial value of patent rights are uncertain. Pending and future patent applications may not result in patents being issued which protect the Company’s Technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of patents or narrow the scope of the Company’s patent protection. Even if the Company’s pending or future patent applications issue as patents, they may not issue in a form that will provide the Company with any meaningful protection, prevent competitors from competing with the Company or otherwise provide the Company with any competitive advantage. Competitors may be able to circumvent patents by developing similar or alternative technologies or products in a non-infringing manner.

The Company may become involved in lawsuits to protect or enforce patents or other intellectual property.

Commercial success depends upon the Company’s ability, and the ability of the collaborators, to develop, manufacture, market and sell product candidates and use proprietary technologies without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical and medical device industry. Competitors may infringe the Company’s issued patents or other intellectual property. To counter infringement or unauthorized use, the Company may be required to file infringement claims, which can be expensive and time-consuming. Any claims the Company asserts against perceived infringers could provoke these parties to assert counterclaims against the Company alleging that the Company infringes their intellectual property. In addition, in a patent infringement proceeding, a court may decide that a patent of the Company is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that the Company’s patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of the Company’s patents at risk of being invalidated or interpreted narrowly, which could adversely affect the Company and its collaborators.

The Company may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to the Company’s products and technology, including interference or derivation proceedings before the United States Patent and Trademark Office (“USPTO”) and similar bodies in other countries. Third parties may assert infringement claims against the Company based on existing intellectual property rights and intellectual property rights that may be granted in the future.

If the Company is found to infringe on a third party’s intellectual property rights, the Company could be required to obtain a license from such third party to continue developing and marketing the products and Starpax Technology. However, the Company may not be able to obtain any required license on commercially reasonable terms or at all. Even if the Company were able to obtain a license, it could be non-exclusive, thereby giving potential competitors access to the same technologies licensed to the Company. The Company could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, the Company could be found liable for monetary damages. A finding of infringement could prevent the Company from commercializing product candidates or force the Company to cease some of the business operations, which could materially harm the business. Claims that the Company has misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on the business.

In addition, the uncertainties associated with litigation could have a material adverse effect on the Company’s ability to raise the funds necessary to continue clinical trials, continue research programs, license necessary technology from third parties, or enter into development partnerships that would help the Company bring product candidates to market. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of the Company’s confidential information could be compromised by disclosure during this type of litigation.

If the Company is unable to protect trade secrets, business and competitive position would be harmed.

The Company also seeks to enter into confidentiality and invention or patent assignment agreements with the employees, consultants, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. The Company has implemented procedural and physical mechanisms to deter external intrusions and violation from inside the Company’s organization. Despite these efforts, any of these parties may breach the agreements and disclose proprietary information, including trade secrets, and the Company may not be able to obtain adequate remedies for such breaches.

Trade secrets may also be obtained by third parties by other means, such as breaches of the Company’s physical or computer security systems. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of the Company’s trade secrets were to be lawfully obtained or independently developed by a competitor, the Company would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with the Company. If any of the Company’s trade secrets were to be disclosed to or independently developed by a competitor, competitive position would be harmed.

Risks related to Regulations

The Company currently is dependent on the success of product candidates and medical devices in the clinical trial process. If product candidates or medical devices do not receive regulatory approval or are not successfully commercialized, the business may be harmed.

The Company expects that a substantial portion of efforts and expenditures over the next few years will be devoted to its product candidates and medical devices. Accordingly, business currently depends heavily on the successful development, regulatory approval, and commercialization of these product candidates and medical devices, which may not receive regulatory approval or be successfully commercialized even if regulatory approval is received. After approval, the research, testing, manufacturing, labeling, approval, sale, marketing and commercial use of product candidates and medical devices are and will remain subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries that each have differing regulations. The Company is not permitted to market any product in the United States unless and until the Company receives approval from the FDA, or in any foreign countries unless and until the Company receives the requisite approval from regulatory authorities in such countries. The Company has never submitted a NDA, BLA, PMA, de Novo, or 510k applications to the FDA or comparable applications to other regulatory authorities and does not expect to be in a position to do so for the foreseeable future. Obtaining approval of an NDA, BLA PMA, de Novo, or 510k applications is an extensive, lengthy, expensive, and inherently uncertain process, and the FDA may delay, limit or deny approval of Company products for many reasons.

Because the Company has limited financial and managerial resources, focus is limited to the development of current product candidates. As a result, the Company may forego or delay pursuit of opportunities with other technologies or product candidates that later prove to have greater commercial potential. Resource allocation decisions may cause the Company to fail to capitalize on viable commercial products or profitable market opportunities. Spending may not yield any commercially viable products.

The Company has based the R&D efforts largely on technologies and product candidates and medical devices derived from such technologies. Notwithstanding large investment to date and anticipated future expenditures in these technologies, the Company has not yet developed, and may never successfully develop, any marketed products using these technologies. As a result, the Company may fail to address or develop product candidates and medical devices based on other scientific approaches that may offer greater commercial potential or for which there is a greater likelihood of success.

The Company also may not be successful in efforts to identify or discover additional product candidates and medical devices using the Starpax Technology. Research programs to identify new product candidates and medical devices require substantial technical, financial, and human resources. These research programs may initially show promise in identifying potential product candidates and medical devices yet fail to yield product candidates for clinical development.

There may be risks of failure proceeding through clinical trials.

Starpax product candidates and medical devices are not yet in clinical development. The Company’s ability to generate product sales revenues for the Company’s own products, which the Company does not expect will occur for several years, will depend heavily on the successful development and eventual commercialization of product candidates and medical devices.

Clinical trials are expensive, time consuming, uncertain and susceptible to change, delay or termination.

Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and has an uncertain outcome. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. The Company may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent the commercialization of product candidates.

Significant clinical trial delays could allow competitors to bring products to market before the Company and impair the ability to commercialize the Starpax Technology and product candidates and medical devices based on the Starpax Technology. Poor clinical trial results or delays may make it impossible to license a product candidate, or reduce its attractiveness to prospective licensees, so that the Company will be unable to successfully develop and commercialize such a product candidate

After the completion of clinical trials, and the Company’s products are commercialized, failure to comply with regulatory requirements could adversely affect business and results of operations.

Manufacturing operations will be regulated, and the Company must comply with the regulatory requirements of various local, state, provincial, national and international regulatory bodies having jurisdiction in the locality in which the Company manufactures products. In particular, the Company is subject to laws and regulations concerning development, testing, manufacturing processes, equipment and facilities, including compliance with GMPs or ISO13485 import and export, and product registration and listing, among other things. As a result, the facility is subject to regulation by the FDA, Health Canada, as well as regulatory bodies of other jurisdictions. As the Company progresses in pharmaceutical development, the Company may be exposed to more complex and newer regulatory and administrative requirements and legal risks, any of which may require expertise in which the Company has little or no experience. It is possible that compliance with new regulatory requirements could impose significant compliance costs. Such costs could have a material adverse effect on the business, financial condition and results of operations.

The Company’s operations are also subject to a variety of environmental, health and safety laws and regulations, including those of the local, provincial, state, and federal agencies. These laws and regulations govern, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous substances and wastes, soil and groundwater contamination, and employee health and safety. Any failure to comply with environmental, health and safety requirements could result in the limitation or suspension of production or monetary fines or civil or criminal sanctions, or other future liabilities. The Company is also subject to laws and regulations governing the destruction and disposal of raw materials and the handling and disposal of regulated material.

Product candidates will be subject to the regulatory approvals discussed above, but the facility is subject to governmental approval for the testing or manufacturing of products. If the manufacturing facility or medical devices are not able to demonstrate compliance with GMPs or ISO13485 and other related industry requirements, pass other aspects of pre-approval inspections or properly scale up to produce commercial supplies, the FDA or other regulatory agencies can delay approval of product candidate(s).

In addition, if new legislation or regulations are enacted or existing legislation or regulations are amended or are interpreted or enforced differently, the Company may be required to obtain additional approvals or operate according to different manufacturing or operating standards. This may require a change in development and manufacturing techniques or additional capital investments in the facility. Any related costs may be significant. If the Company fails to comply with applicable regulatory requirements in the future, then the Company may be subject to warning letters and/or civil or criminal penalties and fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, restrictions on the import and export of the products, debarment, exclusion, disgorgement of profits, operating restrictions and criminal prosecution and the loss of contracts and resulting revenue losses. Inspections by regulatory authorities that identify any deficiencies could result in remedial actions, production stoppages or facility closure, which would disrupt the manufacturing process and supply of product to the customers. In addition, such failure to comply could expose the Company to contractual and product liability claims, including claims for reimbursement for lost or damaged active pharmaceutical ingredients or recall or other corrective actions, the cost of which could be significant.

The FDA and comparable government authorities having jurisdiction in the countries in which the Company intends to market its products have the authority to withdraw product approval or suspend manufacture if there are significant problems with raw materials, parts or supplies, quality control and assurance or the product the Company manufactures is adulterated or misbranded. If manufacturing facilities, medical device and services are not in compliance with the FDA and comparable government authorities, the Company may be unable to obtain or maintain the necessary approvals to continue manufacturing products, which would materially adversely affect the financial condition and results of operations.

Environmental Regulations.

The Company’s GMP manufacturing plant, Starpax Cancer Care Centers, and other facilities are or will be subject to various federal, state/province, and local and laws and regulations to protect the environment. Various states and governmental agencies are considering, and some have adopted, laws and regulations regarding environmental control which could adversely affect our business. Compliance with such legislation and regulations, together with any penalties resulting from noncompliance therewith, will increase the Company’s operating costs.

Government Regulations.

In addition to the regulation of the Company’s manufacturing plant and R&D facilities, the Company’s anticipated business of operating the Starpax Cancer Centers will be subject to extensive governmental regulation under which, among other things, will regulate the practice of medicine within the Starpax Cancer Centers. Governmental regulation also may limit or otherwise affect the market for the Starpax Cancer Centers and the manner in which the Company develops and deploys the commercialization strategy. Governmental regulations relating to environmental matters could also affect our operations. The nature and extent of various regulations, the nature of other political developments and their overall effect upon the Company are not predictable.

Included in these government regulations will be import/export laws and controls. The Company’s main manufacturing plant is located in Canada, for use in Starpax Cancer Centers to be located throughout the United States. This will require the Company to comply with import and export laws of at least these two jurisdictions. Any changes in these import and export laws could result in difficulties or inability of the Company to get the Starpax Technology to the Starpax Cancer Centers once commercialization of the Starpax Technology has begun.

Risks related to commercialization of the Starpax Technology

If the market chooses to buy competing products, the Company may fail.

The manufacture of biologics, drugs, medical devices and the methods of such manufacture are intensely competitive fields. Each of these fields is characterized by extensive research efforts, which result in rapid technological progress that can render existing technologies obsolete or economically non-competitive. If competitors succeed in developing more effective technologies or render technologies obsolete or non-competitive, business will suffer. Many universities, public agencies and established pharmaceutical, biotechnology, and other life sciences companies with substantially greater resources than the Company has are developing and using technologies and are actively engaging in the development of products competitive with Company technologies and products. To remain competitive, the Company must continue to invest in new technologies and improve existing technologies. To make such renewing investment the Company will need to obtain additional financing. If the Company is unable to secure such financing, the Company will not have sufficient resources to continue such investment. In addition, competitors may also have significantly greater experience in the discovery and development of products, as well as in obtaining regulatory approvals of those products in the United States and in foreign countries. Current and potential future competitors also have significantly more experience in commercially deploy technologies or therapeutics that have been approved for marketing. Mergers and acquisitions in the pharmaceutical and biotechnology industries could result in even more resources being concentrated among a small number of competitors.

For cancer product candidates, not only does the Company compete with companies engaged in various cancer treatments including surgery, thermal, radiotherapy, hormonotherapy and chemotherapy, but the Company also competes with various companies that have developed or are trying to develop different technologies such as but not limited to nanocarriers, precision medicine, immune check points inhibitors, oncolytic virus, immunology treatment in oncology. Certain of the Company’s competitors have substantially greater capital resources, large customer bases, broader product lines, sales forces, greater marketing and management resources, larger research and development staffs with extensive facilities and equipment than the Company does and have more established reputations as well as global distribution channels.

The availability of competitors’ products could limit the demand, and the price the Company is able to charge, for any product candidate the Company develops. The inability to compete with existing or subsequently introduced therapies would have an adverse impact on the business, financial condition and prospects.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make product candidates less competitive. In addition, any new products that compete with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful.

Product liability lawsuits against the Company could cause the Company to incur substantial liabilities and to limit commercialization of any products that the Company may develop.

The Company faces the risk of product liability exposure in connection with the testing of the product candidates and medical devices in human clinical trials and will face an even greater risk if the Company commercially sells any products that the Company may develop. If the Company cannot successfully defend itself against claims that the Company’s product candidates, medical device or products caused injuries, the Company will incur substantial liabilities.

Prior to commencing human clinical trials and after regulatory approval, the Company will seek to obtain insurance coverage. Such insurance coverage is expensive and may not be available in coverage amounts the Company seeks or at all. If the Company obtains such coverage, the Company may in the future be unable to maintain such coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

The Company intends to use its own manufacturing facility. Any manufacturing problems experienced by the Company could result in a delay or interruption in the supply of the Company’s products.

The Company is preparing to manufacture clinical product candidates in its own facilities. It currently does not have any alternative manufacturer. If the Company experiences disruption in distribution, considering the short shelf-life of the product candidate(s), the Company could be forced to interrupt supply for the patient treatments, negatively impacting timelines, and clinical trials or commercialization costs. If the Company changes manufacturers at any point during the development process or after approval of a product candidate or medical device, the Company will be required to demonstrate comparability between the product manufactured by the old manufacturer and the product manufactured by the new manufacturer. If the Company is unable to do so the Company may need to conduct additional clinical trials with product manufactured by the new manufacturer.

The Company may not be able to manufacture products at the scale required for commercial success.

If the Company is not able to manufacture sufficient quantities of clinical product candidate(s), or fails to develop product candidate(s) with specifications or quality attributes adequate for the clinical trials or the commercialization of the Company’s clinical product candidate(s), development or commercial activities would be impaired. In addition, the manufacturing facility where clinical product candidates are manufactured is subject to ongoing, periodic inspection by the FDA or other comparable regulatory agencies (including Health Canada) to ensure compliance with current Good Manufacturing Practice regulations. Any failure to follow and document the manufacturer’s adherence to such GMP regulations or other regulatory requirements may lead to significant delays in the availability of investigational product substance for clinical trials, which may result in the termination of or a hold on a clinical trial or may delay or prevent filing or approval of marketing applications for the Company’s clinical product candidates.

Reliance on third-party manufacturers and suppliers entails risks to which the Company would not be subject if the Company manufactures the clinical product candidates itself, including:

•	reliance on the third parties for regulatory compliance and quality assurance;
•	the possible breach of the manufacturing agreements by the third parties because of factors beyond Company control or the insolvency of any of these third parties or other financial difficulties, labor unrest, natural disasters or other factors adversely affecting their ability to conduct their business; and
•	possibility of termination or non-renewal of the agreements by the third parties, at a time that is costly or inconvenient for the Company, because of breach of the manufacturing agreement or based on their own business priorities.

The Company currently leases the space where the R&D laboratories and GMP manufacturing plant are located.

The Company currently leases the space where the R&D laboratories and GMP plant are located. The lease is for a term of 5 years. The Company currently has an option to extend the lease for an additional 5 years after the expiration of the primary term. In the event the lease expires, or if the lessor of the space does not wish to extend the lease past the option period, the Company could incur delays in manufacturing and R&D which may render the products unavailable for the clinical trials or to patients if commercialization of the Starpax Technology has already begun. This could result in significant losses which may cause the Company to (1) seek future financings to remedy; (2) lose market share and customer confidence; (3) utilize a third-party manufacturer for the manufacturing of the Company’s products; (4) incur significant costs in developing a second manufacturing plant, subject to GMP.

Risks Relating to Common Shares

Provisions of the Articles of Consolidation, bylaws and provisions of applicable Québec law may discourage, delay or prevent a merger, or other change in control.

The Board of Directors is authorized to issue additional Common Shares and, if the Company were to amend its Articles, the Board of Directors could be authorized to issue preferred shares. Any additional issuance of Common Shares could have the effect of impeding or discouraging the acquisition of control of the Company by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which Shareholders would receive a premium over the market price for their Shares, and thereby protect the continuity of management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Company’s best interest, Common Shares could be issued by the Board of Directors without Shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover that a Shareholder may determine to be in his, her or its best interest, including attempts that might result in a premium over the market price for the Shares held by the Shareholders, by:

•	diluting the voting or other rights of the proposed acquirer Shareholder group,
•	putting a substantial voting bloc in institutional or other hands that might undertake to support the incumbent Board of Directors, or
•	effecting an acquisition that might preclude the takeover.

The Company does not anticipate paying cash dividends for the foreseeable future.

The Company has never declared or paid any cash dividends or distributions on the Company’s Share capital. The Company currently intends to retain future earnings to support operations and to finance expansion and therefore the Company does not anticipate paying any cash dividends on Common Shares in the foreseeable future.

There is no current public market for the Shares.

Despite the possibility of individual transfer transactions between an Investor and a buyer allowing resale of the Shares, there is no public market for the resale of Company Shares and none is expected to arise for the foreseeable future, however, the Company reserves the right list the Shares on an exchange in the future.

The value of the Shares through this Offering may fluctuate after investment and may vary in the future.

The Board of Directors and management set the Share price based on public market data, Company forecasts, valuation of comparable pre-revenue pharmaceutical companies in preclinical stage, consultations with experts, as well as the price per Share of recent private offerings from the Company. However, the price per Share in this Offering bears no relationship to the book or asset values or to any other criteria for valuing Shares and may not be indicative of the proceeds that an Investor would receive upon liquidation. Further, the price at which the Shares would trade if they were to be listed on an exchange or actively traded by broker-dealers may be different than the Offering price per Share.

There is limited liquidity for the Shares

The Shares have no redemption rights and limited transferability rights, therefore impacting liquidity for the Shares. As of the date of this Offering Circular, the Company does not currently have plans to list any Shares on any securities market or exchange, however, the Company reserves the right to list the Shares on an exchange in the future.

DILUTION

Except for one Officer of the Company (Jean-Francois Pruneau, Executive Vice President and Chief Financial Officer), none of the Directors, Officers, or affiliated persons have received Shares within the past calendar year from the date of this Offering Circular.

These Shares were purchased by Jean-Francois Pruneau through the exercise of stock options. Jean-Francois Pruneau was granted 75,000 stock options on February 15, 2022, and 75,000 stock options on April 6, 2023, as a result of his position as an Officer. Jean-Francois Pruneau exercised one third of his February 15, 2022 options on December 20, 2022 (25,000 options) and 62,500 options on July 19, 2023. The effective cash cost per Share was $0.0005 per Share. This represents a material disparity of approximately $5.9995 per Share as is being offered to Investors through this Offering.

Anti-Dilution Agreement

On November 23, 2022, the Company entered into an anti-dilution agreement between the Company and Ipax 2 llp. Subject to certain terms, this anti-dilution agreement avoids the dilution of the percentage of Shares that investors, excluding Ipax 2 llp, own in the Company when new Shares are issued from treasury. The anti-dilution agreement is provided hereto as Exhibit 3.

This agreement includes a forced redemption option granted to the Company. Ipax 2 granted the Company an option (the “Forced Redemption Option”) allowing the Company to redeem one share held by Ipax 2 in its share capital, for a price of $0.02 CAD per Share (approximately $0.014), upon each and every issue of a treasury share by the Company. Conversely, the Company undertakes to exercise the Forced Redemption Option upon each new issue of treasury shares, thus to buying back a number of shares held by Ipax 2 equal to the number of shares so issued.

This agreement will affect sales of the Shares through the Offering. This means that for every sale of a Share through this Offering, the Company will pay $0.02 CAD (approximately $0.014) to Ipax 2 llp.

Under no circumstances will the number of issued and outstanding Shares exceed 75,500,000 while the Forced Redemption Option is in effect.

The Forced Redemption Option will end:

(a)  upon the cumulative amount of subscription proceeds for Shares of the Company (excluding the shares held by Ipax 2 and Polyvalor, S.E.C.), including the amounts of non-tax subsidies (thus excluding tax credits and tax incentives) and donations from private sources, and the profits realized and dividends paid, all combined, having reached $88 million CAD (approx. $64.24 million USD), such amounts being calculated from the date of incorporation of the Company. It is understood that the calculation of the profits made shall exclude donations and subsidies so that these sums are not counted more than once in the aforementioned cumulative amount;*

or,

(b)   upon the Company having reached the marketing and sale of the first PolarTrak, excluding facilities for testing, clinical trials, pilots, demonstration and showcases.

*As of the date of this Offering Circular, the Company has raised aggregate proceeds of $51,794,391 CAD (approximately $37,809,905 USD, based off of an exchange rate of $0.73 USD to $1.00 CAD).

The Company may engage in other financings including future equity raises. In the event the Company sells equity securities subsequent to an Investor’s purchase of Shares through this Offering or future offerings, the Investor’s proportionate ownership of the Company will be diluted only if the Forced Redemption Option is no longer in effect.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to the investment website (investinstarpax.com) to invest. The Company has engaged Netshares, an independent FINRA broker-dealer, to assist with the Share sales in exchange for a 1% commission fee on the aggregate sales not made through the efforts of Netshares up to a maximum commissions of $240,000 from aggregate sales. The Offering is conducted on a best-efforts basis. No Commissions or any other remuneration for the Share sales will be provided to the Company, the Directors, any Officer, or any employee of the Company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Company will not limit or restrict the sale of the Shares during this 12-month Offering. No market exists for the Shares, and no market is anticipated or intended to exist in the future, therefore there is no plan to stabilize the market for any securities to be offered.

Directors, Officers, and employees of the Company are primarily engaged in the Company’s business of researching and developing Starpax Technology, and none of them are, or have ever been, brokers nor dealers of securities. The Directors, Officers, and employees will not be compensated in connection with the sale of securities through this Offering. The Company believes that the Directors, Officers, and employees are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Director, Officer, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of Exchange Act at the time of their participation; (2) no Director, Officer, or employee will be compensated in connection with his participation by the payment of commissions or by other renumeration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Director, Officer, or employee is an associated person of a broker or dealer; (4) the Directors, Officers, and employees primarily perform substantial duties for the Company other than the sale or promotion of securities; (5) no Director, Officer, or employee has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Director, Officer, or employee will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

Netshares has agreed to act as broker dealer of record to assist in connection with this Offering. Netshares is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. However, Netshares has agreed to use their best efforts to arrange for the sale of the Shares offered through this Offering Circular. In addition, Netshares may engage other brokers to sell the securities on their behalf. Netshares will receive compensation for all sales of the Shares offered and sold pursuant to this Offering at a rate of 1% of the gross Proceeds for a maximum of $240,000 from aggregate sales. In addition to paying the 1% commission on aggregate sales, the Company may pay Netshares 4% of the gross Proceeds from the sale of up to $5,000,000 in Shares resulting from the direct selling efforts of Netshares not to exceed $200,000 (from direct sales). If Netshares direct selling efforts result in the sale of Shares, there will be commissions charged at a combined 5% (up to a maximum of $440,000).

The Company will also publicly market the Offering using general solicitation through methods that include emails to potential Investors, the internet, social media, and any other means of widespread communication.

The Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s investment website at investinstarpax.com and via the EDGAR filing system. The following table shows the total discounts and commissions payable to Netshares in connection with this Offering by the Company:

In the event that Netshares’s targeted selling efforts lead to sales up to $5,000,000 in, Netshares will be entitled to 4% of the Gross Proceeds from the sale of such Shares (in addition to paying the 1% commission on aggregate sales) not to exceed $200,000. The total commissions due to Netshares will not exceed $440,000.00 ($240,000 for 1% of Success on $24,000,000 Offering $200,000 for 4% of Investor Outreach on $5,000,000 of the $24,000,000 Offering).

	Price Per Share	Total Offering
Public Offering Price	$6.00	$24,000,000.00
Placement Agent Commissions *	$0.11	$440,000.00
Proceeds, Before Expenses	$5.89	$23,560,000.00

*This represents the maximum potential commissions due to Netshares, the commissions actually due may be less than this number conditional on the success of Netshares’s targeted sales efforts.

Other Terms

Netshares has also agreed to perform the following services in exchange for the compensation discussed above:

-  Act as the Broker of Record for 1A (SEC), 5110 (FINRA) and Blue-Sky (States & Territories) filings’;

-   Provide introductions and coordination with engaging additional parties and services providers;

-	Assist with use of an “Issuer Reg A Raise” website where potential and current investors begin the process of onboarding/investing by entering their interest, required personal information and review and sign all offering related documentation;

-	Performing AML/KYC on all investors;

-    Coordination with Registered Transfer Agent of the Company;

-    Coordination with the escrow agent of the Company for funds raised;

-    Coordination with the Company’s legal partners;

-    Providing other financial advisory services normal and customary for similar transactions and as may be mutually agreed upon by Netshares and the Client (collectively, the “Services”);

-    Review each Investor’s subscription agreement to confirm such Investor’s participation in the Offering and provide confirmation of completion of such subscription documents to the Client;

-    Provide call backs to potential investors that have started the investor process and aborted the investment part way through;

-    Utilize email blasts to potential retail and institutional investors, website posts, social media posts, outside of the “selling, distributing, offering for sale or marketing, or participating in any sale, distribution, offer or marketing” that occurs through the Client’s Offering website.

-    Investment Applicant Services;

-    "Payment Rails” for the use of providing investors with the ability to invest in the offering using credit cards and/or ACH.

The Client has also engaged Netshares to provide and manage the Blue-Sky Notice Filing and Fee process. The Client has agreed to compensate Netshares a one-time payment of $5,000 Blue-Sky Fee to manage this process. Included with this process, is the estimated $15,000 in accountable expenses for the Blue-Sky Notice States Filing fees for all 50 states and PR. These expenses will be a pass-through fee payable to Netshares, from the Client, who will then forward the appropriate fees and required filings to the applicable states and territories. The $5,000 Blue-Sky fee the $4,250 FINRA Filing Fee and the $15,000 in expenses is due prior to submission of the Blue-Sky filings. Any unused portion of the Blue-Sky States filing expenses ($15,000) will be returned to the Client.

There are no expected out of pocket due diligence expenses.

Including the FINRA Filing Fee (5110), the maximum expenses are $19,250 ($4,250 for FINRA and $15,000 for Blue-Sky states fees) and the Maximum Compensation is $445,000 ($5,000 for Blue-Sky Services, $240,000 for 1% of Success on the $24,000,000 Offering, $200,000 for 4% of Investor Outreach on $5,000,000 of the $24,000,000 Offering).

The Company has engaged KoreConX as registrar and transfer agent for this Offering. The Company has engaged North Capital as escrow agent for this Offering.

USE OF PROCEEDS

	25%	50%	75%	100%
Clinical Trials – Phase 1	$0	$1,250,000	$6,000,000	$8,000,000
Clinical Trials – Phase 2	$0	$0	$0	$2,750,000
Preparation for Clinical Trials	$2,000,000	$4,000,000	$4,000,000	$4,000,000
PolarTrak Development	$1,000,000	$1,500,000	$1,500,000	$1,500,000
Capital Expenditures	$1,500,000	$2,500,000	$2,500,000	$2,500,000
Administration and Working Capital	$750,000	$1,500,000	$2,000,000	$2,500,000
Fees and Expenses related to the Offering	$750,000	$1,250,000	$2,000,000	$2,750,000
Total	$6,000,000	$12,000,000	$18,000,000	$24,000,000

1.	Clinical Trials – Phase 1 - $8,000,000

The Company intends to spend $8,000,000 of the Proceeds on Phase I Clinical Trials (six cancer indications). These funds will be primarily used for chemical products and consumables required in the production of Magnetodrones, hospital fees, wages and salaries of employees in charge of the production of the Magnetodrones, and consultants associated with Research and Development activities.

2.	Clinical Trials – Phase 2 - $2,750,000

The Company anticipates spending $2,750,000 of the Proceeds on Clinical Trials – Phase 2 for one cancer indication. These funds will be primarily used for chemical products and consumables required in the production of Magnetodrones, wages and salaries of employees in charge of the production of the Magnetodrones, hospital fees and consultants associated with Research and Development activities.

3.	Preparation for Clinical Trials – $4,000,000

The Company anticipates using approximately $4,000,000 of the Proceeds for the preparation of its Clinical Trials, consisting primarily in wages and salaries of employees in charge of the production of Magnetodrones and chemical products and consumables required for the production of Magnetodrones.

4.	PolarTrak Development - $1,500,000

The Company anticipates spending $1,500,000 of the Proceeds on the continuing development of the PolarTrak. This includes cost of consultants, wages and salaries for engineers, computer scientists, and other professionals critical to the development of the PolarTrak.

5.	Capital Expenditures - $2,500,000

The Company anticipates using $2,500,000 of the Proceeds for Capital Expenditures, consisting mainly of investments in equipment required in the production of Magnetodrones, as well as leasehold improvements required in its Magnetodrones GMP manufacturing plant.

6.	Administration and Working Capital – $2,500,000

The Company intends to spend $2,500,000 of the Proceeds on administration and other working capital needs. This consists primarily in wages and salaries of administrative employees, utilities, rent related to its facility, professional fees and accounts payable.

7.	Fees and Expenses related to the Offering - $2,750,000

The Company anticipates using $2,750,000 on fees and expenses related to the Offering, mainly consisting of marketing expenses related to the Offering, credit card and ACH fees, commissions to its financial advisor and other fees related to the Offering (auditor, broker dealer, etc.)

Expected Outside Funding

The maximum offering amount is $24,000,000. In addition to the Proceeds from the Offering, the Company expects approximately $4,300,000 of funds from outside sources. These outside funds are expected to come from the following three sources. The Company intends to use this additional funding for the same uses of the Proceeds as stated above.

1.	Scientific Research and Experimental Tax Incentives - approximately $2,000,000

The Company has access to tax credits from the Government of Canada and the Government of Quebec applicable on its expenses in research and development activities. The Company expects to collect a total of $2.0 million from both tax authorities. These funds come in the form of a tax credit. As such the receipt of this tax credit is contingent on a review by the tax authority. This review is generally based on (i) Company expenses that are eligible to be claimed under the tax program, and (ii) if deemed necessary by the tax authority, the Company’s successful passing of an audit regarding such eligible expenses. In these two ways, this tax credit is contingent.

2.	Contribution from Clinical Trials Hospital - approximately $2,300,000

The Company and the hospital where the clinical trials will take place have entered into, in December 2022, an agreement whereby the Company will receive a payment of $2.3 million upon the commencement of its clinical trials. The receipt of these funds is contingent on the Phase I trials commencing.

THE COMPANY RESERVES THE RIGHT TO CHANGE ITS USE OF THE PROCEEDS AT ANY TIME, AT THE SOLE DISCRETION OF THE COMPANY, ITS DIRECTOR(S), OR OFFICERS WITHOUT PRIOR NOTICE TO SHAREHOLDERS OR POTENTIAL INVESTORS.

DESCRIPTION OF THE BUSINESS

Company History

Starpax Biopharma Inc. (“Starpax” or the “Company”) was incorporated under the laws of Québec, Canada on December 19, 2017, under the name Starpax Medical Inc, with one Class A Share issued and outstanding. On June 9, 2022, the Company changed its name to Starpax Biopharma Inc.

In 2016, Michael Gareau was introduced to the concept of a revolutionary technology, virtual monopole magnetic fields vectors. This technology had been in development for 17 years, involving approximately 180 professionals, multiple medical research university institutions, and the Department of Computer and Software Engineering within the Polytechnique Montréal University. In 2017, after in-depth analysis and due diligence, Mr. Gareau decided to acquire, through a Canada-based private equity limited partnership owned almost exclusively by the MG Trust, Medpax Consortium S.E.C. (which changed its name to Ipax 2 llp on September 27, 2021), the exclusive and perpetual licenses of the Technology encompassing two family patents covering virtual monopole magnetic fields vectors. The licenses were assigned by Polyvalor llp (“Polyvalor”) (the investment arm of Polytechnique Montréal University) to Ipax 2 llp. Assignment of these licenses was made in exchange for partnership units in Ipax 2 llp. After this assignment transaction, Polyvalor llp became a unitholder in Ipax 2 llp with 1,500,000 partnership units out of 15,100,000 partnership units issued by Ipax 2 llp.

In March 2018, Ipax 2 llp transferred, free of any royalties or debts, all its intellectual property covering the Technology and the patent license rights covering virtual monopole magnetic fields vectors to Starpax in exchange of 75,499,995 Class B Common Shares of Starpax. This intellectual property included ownership of the two patents, know-how, data, analyses, and other relevant intangible assets. Concurrent with this transfer, Polyvalor llp, through a series of transactions, converted its partnership units in Ipax 2 llp to 7,500,000 Class A Common Shares in Starpax, which issuance of Class A Common shares triggered as part of the Anti-dilution provision of the Unanimous Shareholders’ Agreement, the repurchase and cancellation of 7,500,000 Class B Common Shares held by Ipax 2 llp at a price of $0.02 CAD per share (approximately $0.014 USD). The final result was 67,999,995 Class B Common Shares in Starpax owned by Ipax 2 llp and 7,500,000 Class A Common Shares owned by Polyvalor llp, resulting in 75,499,995 total Class A and Class B Common Shares in Starpax issued as of March 2018, (including the five Class A share issued on the date of incorporation). This assignment by Ipax 2 llp to Starpax was free of any royalty or debt.

On January 19, 2023, the Company amended its Articles (i) converting all outstanding Class A Common Shares and Class B Common Shares into shares of a single class called common shares (“Common Shares”) and (ii) executing a 5:1 stock split, subdividing all its issued and outstanding Common Shares into five (5) such Common Shares. (See Exhibit 2). The preceding paragraph reflects the said 5:1 stock split.

Over the past four years, Starpax has collaborated with more than 300 professionals to transform the concept of virtual monopole magnetic vectors to a revolutionary multidisciplinary technology for the treatment of solid cancers for humans. Using the virtual monopole magnetic vectors concept as a base, the Company has developed several technologies including, but not limited to, the Starpax Magnetodrones and the PolarTrak. During this time, the Company has expanded its patent portfolio from 2 to 51 issued and pending patents applications (18 issued patents and 33 pending applications) in various jurisdictions including the United States Patent and Trademark Office (“USPTO”) the European Patent Office (“EPO”) and “Canadian Intellectual Property Office (“CIPO”) and other filings. These patents include utility patents (including “method” or “process” patents and design patents).

As majority shareholder of Starpax, Ipax 2 llp does not have any shares other than Company Shares in its portfolio. Ipax 2 llp is solely dedicated to its single investment and does not intend to expand its own portfolio.

Summary of the Starpax Technology

ALL RESULTS, ASSERTIONS, DEDUCTIONS, TECHNICAL, AND/OR SCIENTIFIC OR MEDICAL FORWARD-LOOKING CLAIMS BY STARPAX IN THIS DOCUMENT ARE BASED EITHER ON INDEPENDENT 3RD PARTY PRECLINICAL WORK CONDUCTED AT REPUTABLE CANADIAN 1ST-TIER RESEARCH INSTITUTIONS, GLP CERTIFIED LABS, CLINICAL RESEARCH ORGANIZATION, PAPERS FROM THE SCIENTIFIC LITERATURE OR BY DESIGN INTENDED USE OF THE TECHNOLOGY ON HUMANS.

THE STARPAX TECHNOLOGY IS CURRENTLY AN INVESTIGATIONAL PRODUCT AND HAS NOT YET BEEN APPROVED FOR COMMERCIAL USE.

Starpax is a biopharmaceutical company that has conceived an unprecedented platform technology intended to treat cancer using its living self-propelled Starpax Magnetodrones that are sensitive to magnetic fields and transport anticancer drugs attached to their surface. The Magnetodrones are injected directly into the tumor. The trajectory of the Magnetodrones is controlled by the Starpax PolarTrak that generates precision 3D guidance monopole magnetic field vectors in order to keep them captive in a tumor and force them to spread and release the anticancer drug throughout the volume of the tumor without circulating in the blood system, avoiding side effects usually resulting from systemic cancer treatments.

The Company is comprised of 46 professionals as supported by an important independent team of medical and regulatory advisors and co-investigators specializing in oncology. Since its formation and acquisition of the foundational patents, the Company has utilized the services of more than 300 experts to research, develop, and produce the Starpax Technology.

The Starpax Technology consists of two major elements that cannot be dissociated. The first element consists of self-moving living Magnetodrones sensitive to very specific magnetic fields. The Magnetodrones are injected into the tumor. They swim by themselves and transport the therapeutic anti-cancer agent on their surface without circulating into the blood system. The second element is a medical device, the Starpax PolarTrak in which the patient is placed, that generates specific monopole magnetic fields, intended to keep the Magnetodrones captive inside the tumor and force them to distribute in 3D throughout the volume of the tumor. By forcing the Magnetodrones to stay within the tumor, the therapeutic anti-cancer agent does not escape to the body and will be distributed to cancers cells in the tumor, including the cancer stem cells located in the hypoxic zones of the tumor. These Magnetodrones path(s) are influenced by two factors, (1) the monopole magnetic fields generated by the PolarTrak, and (2) their aerotactic ability to take refuge into the hypoxic zones due to the low level of oxygen which is the same as their culture medium.

The Starpax Magnetodrones consists of non-pathogenic magnetotactic, aerotactic proprietary, self- propelled Starpax Bn1-S living bacteria and proprietary Starpax liposomes attached by the Company to the bacterium’s surface and loaded with therapeutic anti-cancer agent. The Magnetodrones are injected into the tumor. The therapeutic anti-cancer agent that the Magnetodrones will transport is SN-38, the active metabolite of Irinotecan, a widely-used anti- cancer drug already approved by the FDA (or other regulatory authorities). The Company does not develop any therapeutic agent but intends to use multiple kinds of FDA-approved therapeutic agents.

For a more detailed description of SN-38, please see “SN-38, The Starpax Therapeutic Agent” below.

Starpax PolarTrak is a therapeutic medical device in which the patient is placed and aligned, and is a complex medical device conceived to generate unique monopole magnetic fields vectors into and around the tumor. The purpose of this alignment within the PolarTrak is to force the Magnetodrones injected into the tumor to spread in 3D throughout the volume of the tumor and keep them captive inside the tumor in order that they do not escape to the rest of the patient’s body. The Company expects to use the Proceeds of this Offering to conduct clinical trials for the Technology in human subjects for six Unmet Medical Needs (defined below) in the following types of cancer indication: (1) rectum non operable; (2) pancreas, (3) head & neck; (4) skin metastasis of breast recurrence; (5) vulva; (6) prostate. Other indications, such as cervical, bladder, liver, and kidney will be considered depending on the timing and availability of medical resources.

The Starpax Technology

ALL RESULTS, ASSERTIONS, DEDUCTIONS, TECHNICAL, AND/OR SCIENTIFIC OR MEDICAL FORWARD-LOOKING CLAIMS BY STARPAX IN THIS OFFERING CIRCULAR ARE BASED EITHER ON INDEPENDENT 3RD PARTY PRECLINICAL WORK CONDUCTED AT REPUTABLE CANADIAN 1ST-TIER RESEARCH INSTITUTIONS, GLP CERTIFIED LABS, CLINICAL RESEARCH ORGANIZATIONS, PAPERS FROM THE SCIENTIFIC LITERATURE, OR BY DESIGN INTENDED USE OF THE TECHNOLOGY ON HUMANS.

THE STARPAX TECHNOLOGY IS CURRENTLY AN INVESTIGATIONAL PRODUCT AND HAS NOT YET BEEN APPROVED FOR COMMERCIAL USE.

The Starpax Technology consists of (1) the Starpax Magnetodrones; and (2) the Starpax PolarTrak device.

The Starpax Magnetodrones

The Magnetodrones consist of unique, proprietary self-propelled Starpax Bn1-S living bacteria, sensitive to magnetic fields, that transport Starpax liposomes attached to their surface and loaded with SN-38. The therapeutic anti-cancer agent that the Magnetodrones will transport is SN-38, the active metabolite of Irinotecan, a widely used anti-cancer drug already approved by the FDA (or other regulatory authorities).

The Starpax Bn1-S bacterium is the result of 22 years of development and more than 800 mutations. The Bn1-S bacterium is at the heart of the Starpax Technology, it is sensitive to very specific magnetic fields created by the Starpax PolarTrak that controls the Magnetodrones trajectory in three dimensions within the tumor with millimetric precision.

This bacterium one of the smallest bacteria in existence, is capable of swimming within interstitial spaces between tumor tissues. It is non-pathogenic, and the bacterium dies approximately 60 minutes after injection because the human body temperature is too high for it to survive. This bacterium is the property of the Company (see “Starpax Ownership of the Magnetodrones” below). The Bn1-S Bacteria and the Starpax Liposomes are produced by the Company in its facilities.

Starpax Ownership of the Magnetodrones

Starpax is the owner of the Magnetodrone Bn1-S bacteria by way of owning the materials used to yield the Magnetodrone Bn1-S bacteria through lab-based manipulation. Because the Magnetodrone Bn1-S bacteria result from the materials used to produce the same, Starpax is the owner of these Magnetodrones under Québec property law (sections 948 and 949 of the Civil Code of Québec).

The Civil Code of Québec, Section 948 states “Ownership of property gives a right to what it produces and to what is united to it, naturally or artificially, from the time of union. This right is called a right of accession.” Section 949 states “The fruits and revenues of property belong to the owner, who bears the costs he incurred to produce them.”

The materials, methodologies, and equipment which produce the Magnetodrones are the property of the Company. Through the use of this property to produce the Magnetodrones, the Magnetodrones are deemed the “fruits” of such property. Therefore, the Company owns the Magnetodrones as the “fruits” (fructus) of Company property.

From time to time, by way of contract, the Company puts into place agreements whereby the Company grants a license to users of the Magnetodrones. The “user” in this context refers to anyone who uses the Magnetodrones in any way, not including patients. This does not constitute a sale of the bacteria resulting in a change of ownership. As such, this license does not result in a transfer of ownership of the property from the Company to the user, nor does this transfer a right to benefit from the fruit resulting from the reproduction of the Magnetodrone bacteria, should the client reproduce the Magnetodrones. By way of license, Starpax retains ownership of the Magnetodrone bacteria and the bacteria resulting from the reproduction of the Magnetodrone bacteria.

Pictured Above: an illustration of Starpax Magnetodrones with attached Starpax Liposomes.

Starpax Liposomes

The liposomes are nanoscopic spheres into which the anti-cancer drug is inserted. They are small unilamellar lipid bilayer vesicles, approximately 170nm in diameter. Each liposome encloses an aqueous compartment that contains the active molecule of the anti-cancer therapeutic agent. Liposomes containing the anticancer agent are attached to the surface of the Bn1-S Starpax bacteria. The combination of the Bn1-S Bacterium with the ‘loaded’ liposomes results in the Magnetodrones.

Pictured Above: an illustration of a Starpax Liposome.

The Company manufactures and controls all processes regarding the manufacturing of: (1) the Starpax Liposomes; (2) the Starpax Bn1-S bacteria; (3) attachment of the Liposomes to the Bn1- S bacteria (resulting in the formation of the Magnetodrones); (4) the packaging of the Magnetodrones into vials for treatment (injections). All manufacturing methods are proprietary and owned by the Company in full. The Company does not manufacture the anti-cancer drug, SN- 38. Instead, SN-38 is purchased from a manufacturer with an establishment license from the FDA. “Establishment license” refers to currently registered establishments which manufacture, prepare, propagate, compound or process drugs that are distributed in the U.S. or offered for import to the U.S.

The Magnetodrones are conceived to carry a wide variety of therapeutic agents - however, the Company has conducted research and development using the SN-38 anti-cancer therapeutic agent. For a more detailed description of SN-38, please see “SN-38, The Starpax Therapeutic Agent” below.

The Starpax PolarTrak

The PolarTrak is a patented Starpax device in which the patient is placed and aligned. It generates a three-dimensional magnetic sphere around the tumor with virtual monopole magnetic fields vectors directed from the perimeter of the tumor toward a focal point of convergence in the tumor (the “Focal Point”). Monopole magnetic fields make the Magnetodrones movements unidirectional and guide them in three dimensions. For example, the Earth has bipolar magnetic field with a “north” and “south” magnetic poles. Magnetic monopoles only have a single direction magnetic pole, whereby the field only exhibits a “north” or “south” pole. The PolarTrak has six magnetic field generators. By aligning these six magnetic field generators, the PolarTrak can create a magnetic-field sphere around the tumor.

Pictured Above: an illustration of a patient positioned in Starpax PolarTrak

The magnetic fields of the PolarTrak are relatively very weak, safe for human use, and are approximately 2,000 times weaker than an MRI for the patient. After the placement of the patient and alignment in the PolarTrak, the Magnetodrones are injected into the tumor, then the PolarTrak’s magnetic fields are turned on. While on, the PolarTrak moves the Focal Point throughout the volume of tumor, forcing the magnetic-sensitive Magnetodrones to distribute throughout the tumor volume. The magnetic sphere is also designed to keep the Magnetodrones captive inside the tumor, preventing the bacteria from circulating outside the tumor and into the blood system. By trapping the Magnetodrones (and thus the anti-cancer drug attached to them), adverse side effects of these drugs are substantially mitigated or avoided. Throughout the treatment, when the Magnetodrones pass by hypoxic zones, they stop swimming, penetrate and accumulate in the hypoxic zones because their oxygen level is the same as their culture medium. Magnetodrones that have not reached hypoxic zones continue to swim throughout the volume of the tumor guided by the PolarTrak and release the drug they transport along their path. This results in cancer cells in the tumor being attacked, including stem cells in hypoxic zones.

Pictured Above: The Starpax PolarTrak room has been inaugurated at the Jewish General Hospital in Montréal, Québec, Canada, for clinical trials.

The Starpax Treatment Process

The Starpax Technology treatment process to be used in the clinical trials consists of and is simplified into four steps as follows:

(1)	Delivery of the Magnetodrones to the intervention room (the treatment facility);
(2)	Placement and alignment of the target tumor within the PolarTrak
(3)	Injection of the Starpax Dose directly into the target tumor
(4)	Engagement of the PolarTrak monopole magnetic fields

(1)	Delivery of the Magnetodrones to the intervention room

The Starpax Magnetodrones are manufactured at the Starpax GMP manufacturing plant. Anticancer drug is inserted into the Starpax Liposomes and these Liposomes are attached to the bacteria according to a proprietary Starpax process. Then syringes are filled with millions of Magnetodrones per dose and delivered to the intervention room. The number of Magnetodrones administered in any one treatment will depend on the prescribed dose.

Pictured Above:an illustration of Starpax Magnetodrones in vials ready to deliver to the intervention room.

(2)	Placement and alignment of the target tumor within the PolarTrak

Before injection of the Starpax Dose, the patient is placed within the PolarTrak. MRI images of the tumor are uploaded to the PolarTrak. Using this imaging, the magnetic generators are aligned on the patient to where the Focal Point is positioned in the middle of the tumor, waiting to be activated.

Pictured Above: an illustration of the Focal Point of magnetic fields as positioned in the tumor.

(3)	Injection of the Starpax Dose directly into the target tumor

The patient is still installed in the PolarTrak and the Magnetodrones are injected directly into the tumor using endoscope; by the mouth, the rectum or in some cases reaching the tumor by percutaneous injection.

Pictured Above: illustration of an injection of the Magnetodrones that is done through endoscopy (oral or rectal) or percutaneously (needle injection).

(4)	Engagement of the PolarTrak monopole magnetic fields

After the injection of the Magnetodrones into the tumor via endoscopy or percutaneous injection. The medical doctor engages the PolarTrak, activating the monopole magnetic fields. The PolarTrak has six magnetic field generators that allow for X,Y,Z-axis coordinates for the magnetic field(s), creating a magnetic sphere around the tumor to capture and trap the Magnetodrones within the three dimensions of the tumor. The PolarTrak is designed to create a magnetic Focal Point in the middle of the tumor that Magnetodrones follow during the treatment. This Focal Point will move throughout the volume of the tumor, forcing the Magnetodrones to distibute throughout the volume of the tumor. This is made possible by artificial intelligence creating algorithms that are based on the data transferred from magnetic resonance imaging system (MRI) of the patient’s tumor taken days before.

Pictured Above: an illustration of the magnetic sphere created by the PolarTrak to trap the Magnetodrones within the tumor.

Throughout the treatment, the Magnetodrones take refuge and accumulate in hypoxic zones because the bacteria’s culture oxygen level is similar to the hypoxic zones.

Pictured Above: an illustration of the Magnetodrones following the Focal Point of the magnetic fields that the PolarTrak moves with millimetric precision in 3D throughout the tumor.

Pictured Above: an illustration of the Magnetodrones penetrating and accumulating in the hypoxic zones of the tumor, attacking stem cells within the hypoxic zones.

The patient remains in the PolarTrak for approximately 30 minutes to ensure distribution in the whole tumor volume including hypoxic zones. The Magnetodrones die approximately 60 minutes after injection into the body because the human body temperature is too high for them to survive.

Starpax Solutions to Major Challenges in Systemic Cancer Treatment

The Company has identified five major challenges surrounding cancer treatments. The Starpax Technology addresses each of these issues in very specific ways as discussed below.

Challenge 1: Reaching the tumor

The same difficulties in delivering anti-cancer therapeutic agents to the tumor have persisted for over 100 years. Normally, in traditional chemotherapy, only a small fraction of the injected dose, 0.001% of the anti-cancer drug actually reaches the tumor in patients. Some improvements were achieved in the past few decades using nanoparticles, nano-carriers, antibody drug-conjugates or precision target drugs. However, many recently independent published studies found that a median of only 0.7% of the injected dose using these new methods (or drugs) reached the tumor.

The Starpax solution 1

Since the injection of the Starpax Dose is directly into the tumor, 100% of the Starpax Magnetodrones transporting the therapeutic anticancer agent reach the tumor. When utilizing the Starpax Technology, injection of the therapeutic anti-cancer agent is local and not systemic – meaning the anti-cancer drug is not sent throughout the bloodstream. Magnetodrones transporting the anticancer agent are injected directly into the tumor. By design, 100% of the dose stays in the volume of the tumor.

Challenge 2: Distribution of the therapeutic anti-cancer agent throughout the volume of the tumor

A meta-analysis of 117 scientific studies has shown that 90% of the tumor volume receives little or no drug at all during systemic administration of anti-cancer therapeutic agents. With systemic administration of the anti-cancer agent (through the bloodstream) diffusion of the drug throughout the volume of the tumor is restricted by the formation of hypoxic zones generating the deterioration of the blood vessels, which become dysfunctional.

During tumor formation, cancer cells reproduce rapidly and consume most of the oxygen around them, forming barriers called “hypoxic zones”. Hypoxia causes a slow-proliferating stem-cell-like phenotype of cells, decreases senescence, and results in the creation of chaotic and malfunctioning blood and lymphatic vessels. During tumor growth there is little lymphatic drainage in the tumor interior. The interstitial fluid pressure increases significantly, reflecting the inhibited drainage of the interstitial fluid by both degradation of the lymphatic vessels and pressure-induced lymphatic collapse.

Because traditional systemic chemotherapy relies on the bloodstream to distribute anti-cancer drugs to the tumor, when blood vessels and/or lymphatics are chaotic, malfunctioning, or collapsed, the means of distribution of the therapeutic agents throughout the volume of the tumor is inefficient.

The Starpax solution 2:

The Starpax Magnetodrones are designed to swim in the interstitial spaces of the tumoral tissues. In the context of the Starpax Technology, “Interstitial Spaces” refers to the fluids between the tumor cells. The Magnetodrones are small enough to move through the interstitial spaces of the volume of the tumor, into and through the interstitial spaces, but too big to enter into capillaries. This results in two effects. First, the Magnetodrones carrying the anti-cancer drug do not require blood vessels for distribution. Second, the Magnetodrones can travel between tumoral spaces to deliver the anti-cancer drug throughout the volume of the tumor.

The Magnetodrones are magnetotactic, which means they are sensitive to the very specific magnetic fields created by the Starpax PolarTrak. The PolarTrak generates monopole magnetic fields vectors and uses artificial intelligence to create a magnetic Focal Point that moves in three dimensions (turn right, turn left, go up, go down) in the volume of the tumor with millimetric precision. The Magnetodrones swim in the direction of the moving Focal Point throughout the tumor so that they distribute themselves through the tumoral tissue and interstitial spaces throughout the volume of the tumor – all while spreading the anti-cancer drugs along their path. This is made possible by the proprietary Starpax artificial intelligence creating algorithms that are based on the data transferred from magnetic resonance imaging system (MRI) of the patient’s tumor taken days before.

Challenge 3: Penetration into hypoxic zones where cancer stem cells are located

Oxygen in hypoxic zones is virtually absent. Recent research has shown that hypoxia within tumors is one of the major drivers of metastatic spread of cancer (the major cause of death by the disease).

Hypoxic zones in tumor are not vascularized, meaning it is extremely difficult for the drug to reach and penetrate the hypoxic zones when the drug is distributed through blood vessels (such as through systemic injection of the anti-cancer drugs). This low vascularization hypoxic zones creates a strong resistance to treatments. Several studies have demonstrated that chemotherapy, radiotherapy or immunotherapy are less effective in hypoxic zones.

The Starpax solution 3

The Starpax Bn1-S bacteria fundamental to the Starpax Magnetodrones are aerotactic. This means that they have been developed to live in extremely low oxygen environments. After injection of Starpax Dose, the Magnetodrones follow the Focal Point created by the PolarTrak. When Magnetodrones pass by a hypoxic region, they stop ‘swimming’ and take refuge within the hypoxic zones because the level of oxygen within the hypoxic zone is the same as their culture medium. While in the hypoxic zones, the Magnetodrones deliver the cancer-fighting drug to the stem cells contained in these areas.

One injection of the Starpax Dose contains millions of Magnetodrones. The Magnetodrones are aerotactic (sensitive to low level of oxygen), naturally detect, penetrate and accumulate in hypoxic areas. The Magnetodrones that are not in the hypoxic zones continue to spread throughout the volume of the tumor, gradually releasing the therapeutic anti-cancer agent along their path. Magnetodrones will die within approximately 60 minutes after injection, because the patient’s body temperature is too high for them to survive any longer.

Challenge 4: Side effects

Systemic treatments, such as chemotherapy, immunotherapy, and radiotherapy, have a severe detrimental effect on the patient’s body. Chemotherapy circulates toxic cancer-fighting drugs throughout the bloodstreams distributing these chemicals throughout the patient’s body, resulting in a destruction of all cells affected by the chemotherapy agent (good or bad). Radiotherapy (radiation) destroys all cells within the path of the radiation. Immunotherapy, may result in various and unexpected reactions within a patient’s body, including the infection of healthy tissue resulting in the generation of more cancerous cells.

The Starpax solution 4

The Starpax Magnetodrones are injected directly into the tumor. At that moment, the PolarTrak functions by creating a magnetic sphere around the tumor in order to keep the Magnetodrones captive inside the tumor.

The captive Magnetodrones are forced to distribute the anti-cancer drug only within the interstitial tissues of the tumor without entering the blood system. Magnetodrones are too big to enter in the capillaries blood vessels. By ‘trapping’ the Magnetodrones to the tumor area, the probability of generating side effects is drastically reduced.

Calculation of the Starpax Dose shows a distribution of 800 times fewer toxic molecules in the body than a reference systemic chemotherapy using the same anti-cancer therapeutic agent. The Bn1-S bacterium is non-pathogenic, does not proliferate in human body and dies within approximately 60 minutes after injection. Analysis of the preclinical studies has found no observed side effects on 100% animals, no inflammation and pathological changes in their liver, kidney, heart tissues or any organs.

Challenge 5: The Regulatory approval of new drug has a high failure rate

As of the date of this Offering Circular, the failure rate with the FDA-approval after human clinical trials is 96.6% (according to the FDA). Developing a new drug is a risky challenge. There is a low chance of passing toxicity tests and reaching treatment efficacy, as well as the regulatory risk of non-approval by the relevant regulatory agency.

The Starpax solution 5

The Company does not develop or manufacture anti-cancer drugs to attach to the Magnetdrones. Starpax Technology will use a drug (SN-38) that has been used for over 20 years to treat patients with a common traditional chemotherapy treatment that uses the SN-38 molecule, and is still used currently by most hospitals. Starpax Technology will administer a substantially smaller dose of SN-38 than this common FDA approved systemic chemotherapy treatment that uses the SN-38 molecule, meaning less toxicity. With 100% of the Starpax Dose being injected directly into the tumor and not circulating in the patient’s blood system the Company expects that there will be 50 times more drug inside the tumor and, 800 times fewer toxic molecules in the patient’s body, thus reducing the risk of toxicity and efficacy failure in clinical trials. The Polartrak generates magnetic fields that are 1,000 times weaker than those of an MRI used daily in hospitals, also reducing the risk of failure in clinical trials.

SN-38, The Starpax Therapeutic Agent

The Company’s preclinical studies used a therapeutic agent called SN-38. The SN-38 was encapsulated in the liposomes attached to the surface of the Starpax Bn1-S bacteria.

SN-38 is an antineoplastic drug. It is the active metabolite of the FDA-approved Irinotecan, a drug whose patent has expired and is one of the most used anti-cancer drugs in the world for first line and second line chemotherapy for colorectal cancers and pancreatic cancers. SN-38 prevents DNA unwinding by inhibition of DNA topoisomerase, which results in irreversible double strand breaks and ultimately cell death. It is widely known that SN-38 is one of the most potent CPT analogs (anticancer drugs family called Camptothecin) and shows enhanced anticancer potency against a broad range of solid tumors. Studies have demonstrated that SN-38 has 1,000 times more activity than Irinotecan itself. Instead of intravenous administration in the alkaline environment of the blood, the Starpax Magnetodrones are loaded with SN-38 and injected directly into the tumor, where there is higher level of acidity facilitating better solubility and potency of the SN-38. SN- 38 is the anti-cancer drug that will be used in the Company’s clinical trials. However, the Magnetodrones can be loaded with other anti-cancer drugs as well.

A Starpax Dose with Magnetodrones loaded with SN-38 will be approximately 16% of the dose the body of a patient is currently exposed to when receiving systemic irinotecan. However, with a Starpax Dose, the tumor’s exposure to SN-38 is calculated to be 50 times more than systemic injection of irinotecan.

Irinotecan was first discovered and synthesized in Japan by Yakult Honsha Co, Ltd, in 1983. It initially demonstrated strong activity against a broad variety of experimental tumors. Subsequently, clinical Phase I studies were initiated in Japan in 1986, in Europe in 1990, and in the United States in 1991. Many clinical studies have been published about the particularities, toxicity, and efficacy of the SN-38 as metabolite of Irinotecan.

In the United States, Irinotecan or liposomal Irinotecan is approved for use and is part of standard management guidelines for rectal, pancreatic, gastric, and esophageal cancers. A Trop-2-specific antibody/SN-38 conjugate* (sacituzumab govitecan-hziy) has shown clinical activity in epithelial cancers and been approved for use in the treatment of advanced/metastatic triple negative breast and urothelial cancers. Irinotecan or SN-38 have been shown to have clinical activity against other solid tumors including lung and head and neck cancers, and in vitro and in vivo activity against human prostate and breast cancer cell lines.

*Trop-2 is a transmembrane glycoprotein encoded by the Tacstd-2 gene. It is an intracellular calcium signal transducer that is differentially expressed in many cancers.

Three Therapeutic Benefits in One Treatment

Through its research and development process, the Company has identified three distinct therapeutic effects expected to occur during a single treatment using the Starpax Technology.

Local Chemotherapy:

The first therapeutic effect is local chemotherapy to the tumor. As stated above, by design, the Magnetodrones containing the anti-cancer drug are kept captive inside the tumor, avoiding the circulation of the anti-cancer drug to the rest of the body. The effect of this is a drastic reduction of the usual chemotherapy side effects. The Company’s preclinical studies resulted in 100% of the animal subjects showing little or no observed side effects from the Starpax Treatment.

Hypoxic Area(s) Treatment:

“Hypoxic Area(s) Treatment” means, in the present case, the ability to reach, penetrate and accumulate in hypoxic zones with anti-cancer drugs to kill the cancer stem cells located within the hypoxic zone. Hypoxic zones in tumor are not vascularized, meaning it is extremely difficult for the drug to reach and penetrate the hypoxic zones when the drug is distributed through blood vessels. This low vascularization hypoxic zones creates a strong resistance to treatments.

The Magnetodrones are able to distribute through tumor tissue into interstitial spaces, including within hypoxic zones within the tumor without using blood vessels. The Magnetodrones will then accumulate in the hypoxic zones due to the low level of oxygen within these zones that is the same as their culture medium. As they accumulate, they release the anti-cancer drugs in the hypoxic zones. This is a departure from the status quo of cancer treatment which is extremely ineffective in reaching hypoxic zones.

A preclinical study of human tumors grown in mice shows that the Starpax Bn1-S bacteria fill the tumor hypoxic regions and attack cancer cells in hypoxic “low oxygen” areas.

Pictured Above: Actual picture of Starpax Bn1-S bacteria/Magnetodrones accumulating within the hypoxia zones surrounding necrotic dead cells.

Studies demonstrate that radiation therapy, systemic chemotherapy and immunotherapy are ineffective in hypoxic zones where there is a lack of oxygen in the tissues.

Immunotherapy:

Third-party preclinical studies of cancer tumors grown in mice have shown that the Magnetodrones accumulate within tumor hypoxic zones. Additionally, the Bn1-S bacteria, part of the Magnetodrones, introduced in a tumor triggers the immune system, inducing deep infiltration of immune cells (T-cells, NK-cells, neutrophils and macrophages) in the tumor. Also, the preclinical trials have shown that injection of the Bn1-S bacteria into the tumor (alone without any drug) generates significant tumor regression. More independent studies in non-human primates brought data supporting the conclusion that the Starpax Bn1-S bacteria induce activation of immune cells. Based on literature and preclinical results, a treatment using the Starpax Technology may cause a systemic immune response, that could then attack floating cancer cells in the rest of the body and remote metastases, without any anti-cancer drug circulating within the body.

The Company does not count on immunotherapy to eradicate an advanced tumor. However, a patient’s immune response from the injection of the Starpax Bn1-S bacterium may result in the T- cells memorizing the cancer cells antigens. This might result in the reproduction and circulation of these T-cells in the blood system, recognize these antigens in the patient’s body and attack floating cancer cells and metastasis throughout the patient’s body without having the drug circulating in the bloodstream. Immune efficacy will be studied in the Phase II clinical trials.

Starpax believes these three therapeutic effects generate a strong synergy granting its Technology a superior advantage over single therapies.

Summary of the Preclinical Studies Results

The Company has conducted preclinical studies that are very promising and have prompted the Company to undergo this Offering to finance Phase I and Phase II human clinical trials using the Proceeds.

The preclinical safety of the Magnetodrones was assessed in rats, mice and non-human primates. The therapeutic agent encapsulated in the liposomes of the Magnetodrones used in the preclinical studies was SN-38. Preclinical studies were also conducted in two mice models to demonstrate the effect of SN-38 when administered using the Starpax Technology by the measure of the tumors volume when compared to controls. Future clinical trials, including those financed using the Proceeds of this Offering will utilize SN-38.

The results of these preclinical studies demonstrated (1) a 100% remission rate in treated animals bearing HCT116 human tumors (one of the most aggressive cancer tumor types); (2) no observed side effects in animal test subjects; (3) no infection or inflammation in any organs (4) no organ damage.

For Phase I and Phase II clinical trials, calculation shows that the Starpax Dose is expected to distribute 800 times fewer toxic molecules in the body and 50 times more drug in the tumor than a reference systemic chemotherapy.

Clinical Development

The protocol of a clinical trial of an investigational drug to be conducted in the United States (US) must be submitted in an Investigational New Drug (“IND”) exemption that is reviewed by the US Food and Drug Administration and the study may be allowed to proceed if the proposed study and documentation provided is acceptable and does not subject the study subjects to an unreasonable risk of harm. The protocol of any clinical trial to be conducted in Canada must be approved by Health Canada after the agency has completed an assessment of the available data supporting the clinical trial.

The clinical development of an anticancer treatment encompasses various phases, the first of which consists in evaluating the adverse events and tolerance to a drug when increasing doses of the product are administered to human patients. This type of study is referred to in the industry as a “Phase 1” study.

The protocol of any clinical trial to be conducted in Canada must be approved by Health Canada after the agency has completed an assessment of the available data supporting the clinical trial. The objectives of the phase 2 oncology clinical trials include confirmation that the treatment shows some benefit such as slowing the growth of tumors, the evaluation of the best dose for the new treatment and the type of cancers that can be treated with the drug. Traditionally, the Phase 3 oncology studies have been providing the clinical efficacy and safety evidence for the approval of drug products when compared to standard treatments. However, over the last decade, worldwide regulatory agencies have increasingly considered that clinical trials combining two phases of the development could provide sufficient initial efficacy and safety evidence to grant the approval of anticancer treatments.

One type of study protocol that includes two clinical phases is referred to as an adaptive seamless clinical trial where the first step evaluates the safety of the treatment and a maximum tolerated dose, while the second step of the study assesses the treatment both from an efficacy and safety perspectives. The decisions on how to ‘adapt’ the study phases are made based on planned interim analysis of the data. The guiding principle for Phase I/II dose escalation studies in oncology is to avoid unnecessary exposure of patients to subtherapeutic doses of an agent while preserving safety.

Study Design of the proposed Phase I/II clinical trials

The proposed first-in-human study to be conducted using the Starpax Technology is a seamless Phase I/II study that will evaluate the safety, tolerability, and efficacy of escalating and multiple doses of the Magnetodrones in the treatment of solid cancer tumors following intra-tumoral injection and targeting via the Magnetodrones.

The study will be conducted in adult patients with the following solid tumor malignancies:

o	Pancreas: local unresectable pancreatic ductal adenocarcinoma
o	Prostate: adenocarcinoma of the prostate (localized post Radiation Therapy failure)
o	Head & Neck: recurrent head and neck squamous cell carcinoma
o	Breast: cutaneous metastasis (breast cancer)
o	Colorectal: recurrent, unresectable rectal cancer and non-operable rectal cancer
o	Gynecologic: recurrent and non-operable vulva cancer

Target tumor evaluations will be conducted by imaging scans (MRI or CT), and visual examination depending on the cohort.

The primary objectives of the study are:

(a)   To evaluate the safety and tolerability of repeated administration of escalating doses of Magnetodrones targeted to tumors

(b)   To determine the maximum tolerated dose and recommend dosage of the Starpax Magnetodrones for the Phase 2 studies.

(c)   To evaluate the effect of treatment on tumor size with repeated administrations of the Magnetodrones on targeted to tumors in each tumor-specific indication

(d)	To evaluate the usability of the PolarTrak.

Secondary objectives of the study include the evaluation of the immunogenicity of the Magnetodrones. The study will be conducted in a clinical research unit experienced in the conduct of Phase I/Phase II clinical trials. Each patient will receive one dose per week of Starpax Dose for a total 6 doses over the course of 6 weeks. In patients showing therapeutic benefits from the Starpax Treatments, treatment may be continued beyond 6 weeks, according to the same dose schedule in accordance with the respective hospital ethics committees overseeing administration of the clinical trials.

The initial Phase I/II clinical trial described above with the Starpax Technology will be performed using state of the art adaptive (Bayesian) statistical methodology. This approach monitors response rates in real time and will enable the Company to rapidly focus patient recruitment in the indications showing the best initial therapeutic benefits. This clinical trial methodology is thus designed to seamlessly transform our initial study into a Phase II trial with the potential for an initial product registration.

Considering the characteristic of the Starpax Technology and indications targeted, the Company intends to file for one or more of the FDA and Health Canada accelerated programs such as Fast Track, Breakthrough Technology, Priority Review, etc.

Starpax initial post-approval strategy for additional solid tumor indications

After obtaining FDA approval of a New Drug Application (“NDA”) for a first set of cancer indications corresponding to Unmet Medical Needs, the Company intends to pursue its clinical development to: 1) enlarge the number of solid tumor indications addressable by its technology, 2) justify using the Starpax Treatment as a first line treatment for solid tumors, 3) add other oncology therapeutics to its Magnetodrones and 4) expand the application of its platform technology to non-cancer diseases with substantial unmet medical needs such as cardiovascular indications (ex: ischemic heart disease), pulmonary disease (ex: pulmonary hypertension), neurological disorders (Ex: acute ischemic stroke in the brain) or ocular diseases (diabetic retinopathy).

Special Characteristics of the Company’s Operation that will have a material impact on the Company’s Financial Performance

Regulatory Considerations for the Company’s Products

The Company is subject to regulation of its Products before, during, and after approval by the FDA.

Also included in section 503(g) of the Federal Food, Drug and Cosmetic Act (FD&C Act) and the Code of Federal Regulations (21 CFR part 3), a combination product is a product comprised of two or more different types of medical products (i.e., a combination of a drug, device, and/or biological product with one another). The drugs, devices, and biological products included in combination products are referred to as constituent parts of the combination product.

A combination product is assigned to an Agency center that will have primary jurisdiction for that product’s regulation. The assignment of a combination product to a lead center is based on a determination of which constituent part provides the primary mode of action (PMOA) of the combination product. If the PMOA of a drug/device product combination product is attributable to the drug product, the Center for Drug Evaluation and Research (CDER)would be the lead center responsible for the review of such a drug product and would have primary jurisdiction for the regulation of the combination product.

Since the PMOA of the Starpax Magnetodrones is the drug mode of action, CDER will likely be the lead center for review, with consultations from both the Center for Biologics Evaluation and Research (CBER) with respect to proprietary bacteria carrier well as the Center for Devices and Radiological Health (CDRH) with respect to the PolarTrak device component.

The FDA review process – drug/biologic component.

The clinical phase of drug development focuses on testing new drugs on human volunteers. Phase 1 tests may involve dozens of volunteer subjects and are performed to ascertain if the new drug has side effects and how the human body metabolizes and excretes the drug. Phase 2 tests may involve hundreds of volunteer subjects and are used to gather preliminary data on the efficacy of the new drug on a specific condition or disease. These studies may compare the efficacy of the new drug against established drugs used to treat a condition or against placebos. After Phase 2 trials are completed, a sponsor will typically coordinate with the FDA to plan its Phase 3 trials. Phase 3 trials may involve thousands of volunteer participants, as the new drug is tested to evaluate its effectiveness and safety in many different population subsets.

Depending on the disease being targeted and the studies conducted to demonstrate safety and effectiveness, it may be possible to obtain FDA approval after completing a Phase 2 study(s).

Given the pharmacological activity and toxicity of some oncology products, often times it is unethical to subject healthy subjects to these types of products, or it is inappropriate to use a placebo control in the studies. Oncology studies may employ an approved drug as an active control or compare the investigational product to the standard of care for the particular cancer being targeted for treatment.

FDA has a number of programs to facilitate and expedite the development and availability of new therapies to patients with serious conditions while preserving standards for safety and effectiveness. The expedited programs include Fast Track designation or Breakthrough Therapy and approval may sometimes be based on surrogate endpoints (Accelerated Approval) and often be subject to a faster FDA review through the Priority Review designation.

During the clinical phase of drug development, the FDA may halt testing of a new drug, temporarily or permanently, if there are concerns for the safety of trial testing volunteers. Institutional Review Boards (“IRBs”) are also involved in reviewing the safety protocols for these trials and may halt testing of a new drug.

Once Phase III tests are concluded, a sponsor prepares and submits a New Drug Application (NDA) with the FDA. The FDA must approve the NDA before marketing of the new drug is permitted in the United States. The NDA contains the results of all new drug testing, including preclinical and clinical testing, along with other information about the new drug, including its chemical composition and manufacturing processes. The costs associated with preparation and submission of an NDA are significant, and the approval process can take years.

Given that the Magnetodrones involves the bacterium Bn1-S to be directed towards and stay contained with the tumor target where the drug is released, it is possible that CDER will request a consultative review with CBER to ensure the safety and disposition of the bacterium during the IND and ultimately the NDA review process.

After an NDA is submitted, the FDA has 60 days to assess if the NDA will be accepted for filing based whether the NDA is sufficiently complete. Upon acceptance of the filing by the FDA, a 180- day period review begins during which time the FDA conducts an in-depth review of the NDA’s contents to evaluate a sponsor’s research on the new drug’s safety and effectiveness. After the 180- day period ends, the FDA must either issue an approval letter for the NDA or a response letter to a sponsor addressing particular concerns. This 180-day period may be modified; the FDA and a sponsor may come to an agreement to alter the review period timeline.

The FDA subsequently reviews the labeling of the new drug to ensure relevant health information is present and inspects a sponsor’s manufacturing facility where a new drug is produced to confirm that the manufacturing of the new drug is compliant to standards.

After a sponsor’s new drug passes through these steps, the new drug approval process is complete. A sponsor is required to provide the FDA with periodic updates regarding the safety of the new drug.

The FDA review process – device component.

FDA will likely seek a consult from CDRH regarding the PolarTrak device component.

The FDA classifies medical devices into one of three classes based upon controls the FDA considers necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls such as labeling, adherence to good manufacturing practices and maintenance of product complaint records, but are usually exempt from premarket notification requirements. Class II devices are subject to the same general controls and also are subject to special controls such as performance standards and may also require clinical testing prior to approval. Class III devices are subject to the highest level of controls because they are life-sustaining or life- supporting devices.

Quality System Regulation and Good Manufacturing Practices for Medical Devices.

After FDA approval of the Starpax Magnetodrones, the PolarTrak device component of this combination product will be subject to FDA Quality Systems Regulation (“QS Regulation”) and Good Manufacturing Practices Manufacturers must establish and follow quality systems to help ensure that their medical device products consistently meet applicable requirements and specifications known as current good manufacturing practices. Continued Compliance with these QS Regulations and GMPs is an ongoing duty of the Company. On February 23, 2022, the FDA proposed a regulation which would incorporate the international standard specific for medical device quality management systems set by the International Organization for Standardization (ISO), ISO 13485:2016 Medical devices – Quality management systems – Requirements for regulatory purposes. The Company intends to use contract manufacturers. All of these contract manufacturers will be required by the Company to be ISO 13485:2016, and thus compliant with FDA GMP.

The Company does not anticipate that this proposed regulation will affect the operations of the Company, since the Company intends on complying with ISO 13485:2016 prior to the proposed rule change in development of its facilities.

Distribution of Company Products

The Company has assessed different business models to launch the Starpax Technology. The Company intends to develop its own cancer centers throughout the United States and later Europe and Canada (the “Starpax Cancer Centers”). These cancer centers will be the sole source of treatments using the Starpax Technology. The Company intends to own, staff, and operate these outpatient Starpax Cancer Centers. A Starpax Cancer Center will be comprised of a simple building with out-patient rooms, 10 PolarTrak devices, one CT Scanner and two MRI machines.

This go-to-market strategy offers faster market penetration along with the expected best financial returns for investors.

The United States market alone represents market opportunity of approximately 580 Starpax Cancer Centers, with a potential total of 1200 Starpax Cancer Centers when including Canada and Europe. A Starpax Cancer Center will be comprised of 10 PolarTrak, 2 MRIs and one computerized tomography scanner (“CT Scanner”). The conservative business plan is to build 25 Starpax Cancer Centers within a seven- year period. Serviceable Available Market (SAM) is significantly larger for Starpax Technology than for most new drugs or treatments because the Starpax Technology intends to address solid cancer tumors, which represent 90% of all types of cancer.

The Company will not engage in the development of the Starpax Cancer Centers using the Proceeds of this Offering. The Company has already completed the construction of its manufacturing plant for the Magnetodrones for the needs of the clinical trials described above. This manufacturing plant will also have the capacity to supply the first two Starpax Cancer Centers when they are eventually developed. The Proceeds of this Offering are primarily intended to be used to finance the Phase I and Phase II clinical trials. See “Use of Proceeds” section above. The Company intends to fund the development of the Starpax Cancer Centers through its own cash flows or possibly by one or more future offerings. However, different funding sources like mortgage loans on the real estate or equipment financings should be available for the Company, limiting the needs or size for future offerings.

Intellectual Property

The license for the 2 original patents for the virtual monopole magnetic field vector technology is under an exclusive license agreement, free of any debt, royalty. There is an option to acquire these two patents for $1.00, free of any future royalty, fee or other compensation, should the Company become publicly traded. The Company has expanded its patent portfolio to 51 issued patents and pending patents, with 18 issued patents and 33 pending applications in various jurisdictions including the United States Patent and Trademark Office (“USPTO”) the European Patent Office (“EPO”) and “Canadian Intellectual Property Office (“CIPO”) and other filings.

Company Facilities

The Company leases a 24,000 sq.ft. facility in Montréal, Québec, Canada. In January 2023, except for some specific areas, the Company took possession from a local general contractor specialized in GMP manufacturing plants and laboratory development, of a new GMP manufacturing plant and three laboratories for the production of the Starpax Magnetodrones and future R&D. The Company is in the process of commissioning its manufacturing plant and related equipment prior to initiating its clinical trials. The auditing process by Health Canada or FDA to obtain its GMP plant compliance certificate will follow. The Company does not own this property and is on a 5-year lease, with the option to renew at expiration. This space also includes office space.

Employees

The Company currently has 46 employees. 42 are full time employees, 4 are part time employees.

Legal Proceedings

There are no legal proceedings pending against the Company or its Management, including but not limited to bankruptcy or receivership proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes information from the audited financial statements for the year ended December 31, 2022, compared to the year ended December 31, 2021. All references to $ amounts are stated in thousands of US Dollars, except per share data and otherwise noted. Furthermore, all historical amounts on a per share basis and all figures related to a share count reflect the subdivision of shares that have taken place as at January 19, 2023.

The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Starpax Biopharma Inc. (the “Company”) was incorporated in Canada on December 19, 2017, under the name Starpax Medical Inc. the legal name of the Company was modified on June 9, 2022, to Starpax Biopharma Inc.

The Company’s founder, Michel Gareau, an entrepreneur with 41 years of experience as Managing Director and founder of Ipax Capital which specialized in high technology investments through a Private Equity Co-investment Fund, Ipax 1 llp., came across, in 2016, the concept of a revolutionary technology: virtual monopole magnetic field vectors. This technology, then covered by two patents, had been in development for 17 years, involving approximately 180 professionals, multiple medical research universities and the department of Computer and Software Engineering of Montreal Polytechnique University. Following through analysis and due diligence, Mr. Gareau acquired, in 2017, the exclusive and perpetual license of the two patents through a new Canada-based limited liability partnership, Medpax Consortium LLP, which later became Ipax 2 llp. MG Trust, a family trust related to Michel Gareau, owns the vast majority of the units froming Ipax 2 llp’s capital.

Since the acquisition of the license by Mr. Gareau in 2017, more than 300 professionals (MDs, co-investigators, oncologists, pharmacokinetic and pharmacodynamic specialists, biochemists, microbiologists, artificial intelligence experts, electromagnetism and medical device engineers) have collaborated to transform a promising concept into a revolutionary multidsciplinary cancer treatment platform with the potential of addressing all solid cancer tumors and multiple non-cancer diseases.

The Company’s technology aims to treat solid cancer tumors without causing side effects generally resulting from chemotherapies, radiation therapies and immunotherapies. Using a precision 3D guidance therapy, the Company’s technology is designed to deliver 800 times fewer toxic molecules inside a patient’s body, but 50 times more drug contained in the tumor without circulating in the bloodstream, when compared to chemotherapy. Preclinical studies on animals have shown a 100% remission rate in treated animals bearing HCT116 solid human tumor (one of the most aggressive solid human tumors), with no sign of systemic inflammation of pathological changes to the organs. The Company is getting ready to proceed with clinical trials in humans in 2024.

Results of Operations

Year ended December 31, 2022, Compared to Year ended December 31, 2021

Revenues

The Company’s revenues for the year ended December 31, 2022, were $0 for the year ended December 31, 2021. During these periods, the Company was primarily focused on research and development.

Operating Expenses

The Company’s operating expenses for the year ended December 31, 2022, were $8,543 compared to $4,479 for the year ended December 31, 2021.

Operating expenses consist primarily of: (i) salaries and benefits, (ii) professional and consulting fees, (iii) research and development, and (iv) stock based compensation. For the year ended December 31, 2022, the Company’s salaries and benefits amounted to $3,084 compared to $2,087 for the year ended December 31, 2021. The increase was due to new hires to pursue research and development activities and to support operations. The Company is eligible to Canadian and Quebec’s tax credits on research and development activities, and these credits are recorded as a reduction to research and development expenses. These credits amounted to $1,653 for the year ended December 31, 2022 and $1,463 for the year ended December 31, 2021.

Net Loss

As a result of the foregoing, the Company realized a net loss of $8,643 for the year ended December 31, 2022, compared to net loss of $4,552 for the year ended December 31, 2021.

Liquidity and Capital Resources

As of the date of this Offering Circular, the Company has not generated any revenues from operations. As of December 31, 2022, the Company had cash of $3,390 compared to $7,892 for the year ended December 31, 2021. The decrease can be attributed to the acquisition of property, plant and equipment. Over the next twelve months, the Company intends to fund its operations from the proceeds of equity issue (including this Offering) and drawings from loan agreements.

Historically, the Company has been funded primarily from equity through private placements. The Company has incurred an accumulated deficit of $19,184 as of December 31, 2022 and expects additional deficits in the future. We believe this Offering under Regulation A+ will provide sufficient funds for the Company to support its planned operations, including its Phase 1 clinical studies.

Recent Offerings of Securities and Outstanding Debt

Year ended December 31, 2022

During the year ended December 31, 2022, the Company issued 854,915 Class A common shares for a cash consideration of $4,733 and repurchased and cancelled 854,915 Class B common shares for a cash consideration of $13.

During the year ended on December 31, 2022, an additional amount of $394 has been drawn from the repayable loan from Economic Development Agency of Canada.

During the year ended on December 31, 2022, a total amount of $4,768 have been drawn from the repayable loan with Investissement Quebec.

Year ended December 31, 2021

During the year ended December 31, 2021, the Company issued 3,272,370 Class A common shares for a cash consideration of $15,578 and repurchased and cancelled 3,272,370 Class B common shares for a cash consideration of $55.

During the year ended on December 31, 2021, an additional amount of $632 has been drawn from the repayable loan from Economic Development Agency of Canada.

During the year ended on December 31, 2021, the Company entered into an agreement with Investissement Quebec (IQ) for a loan of maximum amount of $5,168 (CAD $7,000) under the ESSOR program to finance the establishment of a pilot plant. The first draws were made during the year ended December 31, 2022.

Indebtedness

a) On May 15, 2020, the Company entered into an interest-free repayable contribution agreement with the Economic Development Agency of Canada for the Regions of Quebec for a maximum amount of $1,477 (CAD $2,000) to finance the establishment of a pilot plant as well as the construction of an intervention room dedicated to oncological research. A principal mortgage in the amount of $1,477 (CAD $2,000) and an additional mortgage of $295 (CAD $400) on laboratory equipment with a net book value of $1,437 (CAD $1,946) as at the December 31, 2022, will be given as security for this repayable contribution. As per the agreement, the project must be completed by June 30, 2024 (this was amended in 2022 from March 31, 2023) and is to be paid in 60 equal and consecutive monthly installments beginning 36 months after the project completion date. As a result of the amendment in 2022, the payment schedule was altered and the fair value of the loan was recalculated using an effective interest rate of 10% per annum to reflect this change. As at December 31, 2022, an additional amount of $394 ($632 as at December 31, 2021) has been drawn from the repayable contribution. The amount recognized as a grant due to the below-market interest rate of $268 ($354 in the year ended December 31, 2021) has been recognized as a reduction to the carrying value of property, plant and equipment. The remaining loan balance of $629 is included in the long term debt.

b) On April 9, 2021, the Company entered into a financing agreement with Investissement Quebec (IQ) to finance the establishment of a pilot plant through investment in Class A common stock for a total amount of $3,692 (CAD $5,000) and a loan for a maximum amount of $5,168 (CAD $7,000) under the ESSOR program. The loan will bear interest at a fixed rate of 10% per annum. Interest will be capitalized monthly for a period of 36 months from the first loan disbursement, and thereafter will be payable. The loan must be repaid in 84 equal and consecutive monthly installments starting 36 months from the first disbursement of the loan. A movable hypothec in the amount of $5,168 (CAD $7,000) and an additional hypothec in the amount of $1,034 (CAD $1,400) encumbering the universality of the Company’s equipment, which will be first rank with a net book value of $1,869 (CAD $2,531) as at December 31, 2022, except with regard to laboratory equipment, not exceeding $1,772 (CAD $2,400) which is first ranked in favor of the Economic Development Agency of Canada for the Regions of Quebec, for which the hypothec in facor of IQ will be second rank with a net book value of $1,437 (CAD $1,946) as at December 31, 2022. In relation to this agreement, the Company incurred no additional deferred financing costs (2021-$89). As at December 31, 2022, a total of $4,768 were drawn from the loan.

Subsequent events (January 1, 2023, to August 2, 2023)

On January 19, 2023, the Company amended its Articles (i) converting all outstanding Class A Common Shares and Class B Common Shares into shares of a single class called common shares (“Common Shares”) and (ii) executing a 5:1 stock split, subdividing all its issued and outstanding Common Shares into five (5) such Common Shares.

On January 24, 2023, the Company issued 12,500 Common shares for a cash consideration of $77 and repurchased 12,500 Common shares for a cash consideration of $1. The Company then cancelled these repurchased Common shares.

On March 22, 2023, the Company issued 247,375 Common shares for a cash consideration of $1,443 and repurchased 247,375 Common shares for a cash consideration of $4. The Company then cancelled these repurchased Common shares.

On March 10, 2023, the Company entered into an agreement with Investissement Quebec to finance the tax credits to be received that are created by the research and development expenditures for a maximum amount of $3,175. An amount of $1,480 was received on March 22, 2023 and $306 on June 19, 2023.

On March 29, 2023, an amount of $258 have been drawn from the Investissement Quebec loan.

On April 6, 2023, the Company granted 75,000 options to purchase Common Shares to an employee at an exercise price of $0 per share with an expiry date of February 14, 2032. The fair value of the options was estimated at $6 per share option at the grant date for a total of $445 using a Black-Scholes option pricing model.

On May 31, 2023 the Company issued 164,375 Common shares for a cash consideration of $967 and repurchased 164,375 Common shares for a cash consideration of $2. The Company then cancelled these repurchased Common shares.

On July 18, 2023, 62,500 options were vested and exercised for a cash consideration of $0 and 62,500 Common shares were repurchased and cancelled for a cash consideration of $1. The Company then cancelled these repurchased Common shares.

After the year end, the Company had issued capital commitments totaling $5,851 to various suppliers in connection with its operation and the establishment of a pilot plant.

Going concern

These financial statements have been prepared on a going concern basis, which assumes that the future operations will allow for the realization of assets and the discharge of liabilities in the normal course of business. These financial statements do not include any adjustments to the carrying value and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern, and such adjustments could be material. The Company has incurred recurring losses from operations, and as at December 31, 2022, had an accumulated deficit of $19,184 (2021 - $10,528) and a working capital of $2,643 (2021 - $9,987). The working capital as at December 31, 2022 was not sufficient to pay its operating expenses for a period of 12 months from the date of the financial statements and these circumstances create material uncertainties that cast significant doubt as to the ability of the Company to continue as a going concern and, hence, as to the appropriateness of the use of accounting principles applicable to a going concern. However, the Company is confident that the funds raised subsequent to year end and other measures noted below will be sufficient to pay its operating expenses for a period of at last 12 months from the date of the financial statements.

The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. The Company has developed plans to raise funds and continues to pursue sources of funding, including from a Regulation A+ Offering in the United States of America, that management believes, if successful, would be sufficient to support the Company’s operating plan. During the year ended December 31, 2022, the Company raised $4,733 through equity issuances and drawings of $5,097 under its debt financing arrangements. The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, success in research objectives, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors in a timely manner, the Company will explore available options. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of research and development.

Plan of Operations

As part of its plan of operations, the Company intends to meet the following milestones over the course of the next 12 months:

  Construction of a GMP Manufacturing Plant

  In 2023, the Company expects to proceed with the commissioning of a new GMP manufacturing plant and related equipment for the production of Starpax Magnetodrones and three laboratories.
  In 2024, the Company expects to proceed with its Phase 1 clinical studies on humans for six Unmet Medical Needs cancer indications; 1) non operable rectum, 2) pancreas, 3) head & neck, 4) breast recurrence, 5) vulva, 6) prostate. Other indications, such as cervical, bladder, liver and kidney will be considered depending on the timing and availability of the medical resources.

Trend Information

In January 2023, except for some specific areas, the Company took possession from a local general contractor specialized in GMP manufacturing plants and laboratory development, of a new GMP manufacturing plant and three laboratories for the production of the Starpax Magnetodrones and future R&D. The Company shall complete the commissioning of its manufacturing plant and related equipment prior to initiating its clinical trials. Investments in property, plant and equipment will therefore be significant.

The Company will also need to hire new production employees, and procure chemical products and consumables to supply the clinical studies, impacting primarily research and development expenses.

In 2024, the Company intends to proceed with its Phase 1 clinical studies, further impacting research and development expenses.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

·	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
·	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
·	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
·	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

DESCRIPTION OF PROPERTY

GMP Manufacturing Plant and Laboratories

The Company leases a 24,000 sq.ft. facility in Montréal, Québec, Canada. In January 2023, except for some specific areas, the Company took possession from a local general contractor specialized in GMP manufacturing plants and laboratory development, of a new GMP manufacturing plant and three laboratories for the production of the Starpax Magnetodrones and future R&D. The Company is in the process of commissioning its manufacturing plant and related equipment prior to initiating its clinical trials. The auditing process by Health Canada or FDA to obtain its GMP plant compliance certificate will follow. The Company does not own this property and is on a 5-year lease, with the option to renew at expiration. This space also includes office space.

DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

Directors

NAME	POSITION	AGE	TERM
Michael Gareau	Chairman of the Board of Directors	71	March 2018 - present
André Monette	Director	83	March 2018 - present
John Helou	Director	65	May 2022 - present
Lisa Matar	Director	51	October 2022 - Present
Berthe Laterielle	Director	69	October 2022 - Present
Dr. Jacques Jolivet	Director	69	October 2022 - Present
Pierre Dozois	Director	76	December 2017 - present

Officers

NAME	POSITION	AGE	TERM	APPROX HOURS PER WEEK
Michael Gareau	President and CEO	70	March 2018 - present	Full time
Thierry Page	Executive VP and COO	51	March 2018 - present	Full time
Jean-Francois Pruneau	Executive VP and CFO	53	January 2022 - present	Full time
Dr. Sylvain Martel	Vice President Technology	64	October 2018 - present	Full time
Pierre Dozois	Corporate Secretary	76	December 2017 - present	Full time

Significant Employees

NAME	POSITION	AGE	TERM	APPROX HOURS PER WEEK
Dr. Marie Estelle Page Clisson	Director Biopharmaceutical Development	55	December 2021 - present	Full time
Dr. Mahmood Mohammadi	Director Microbiology Research and Development	59	March 2020 - present	Full time
Nathalie Rousseau	Director of the Bn1-S Bacteria and Starpax Magnetodrones production plant	55	March 2021 - present	Full time
Sebastien Naud	Director Quality Assurance	44	March 2019 - present	Full time
Dumitru Loghin	Director Electromagnetic Engineering and Medical Device	40	April 2020 - present	Full time
Dr. Maxime Latulippe	Director Artificial Intelligence and Algorithms	37	July 2019 - present	Full time
Charles Tremblay	Director Medical Technologies	43	April 2020 - present	Full time

Directors

Michael Gareau, Chairman of the Board of Directors, President, and CEO

Mr. Gareau has 41 years of experience as serial entrepreneur and CEO at various high-technology companies. He was also the founder and managing director of Ipax Capital with its Ipax One Private Equity Co-investment Fund, which was awarded “top 10 best-performing buyout fund’’ out of 20,500 private equity funds analyzed in the world by Preqin, a well-known London-based firm with 300 full time researchers and 14 global offices providing alternative assets data and analytics. Mr. Gareau has initiated over 32 acquisitions in eight different countries. He holds a P. Eng., M.Sc. Adm, MBA degrees from Sherbrooke University. He was awarded by the United States Government “Individual of Extraordinary Ability, O-1A’’ in 1999.

André Monette, Director

Mr. Monette was President of Johnson & Johnson France, where he executed a spectacular growth strategy during his presidency. Mr. Monette has a long experience in management at all levels of a company’s different departments, having worked his way up through the ranks and consecutively held the positions with Johnson & Johnson Canada as Production Engineer, Vice-President Manufacturing, Vice-President Finance, and then President of Johnson & Johnson France. He was later appointed President of Janssen Pharmaceuticals Canada, a company part of the Johnson & Johnson group. Mr. Monette graduated magna cum laude as a Chemical Engineer from Polytechnique Montréal University. He has received a diploma in management from McGill University and a diploma in advanced management from Harvard University.

He served as an independent board director in the audit committees and governance committees of large institutions over the years.

John Helou, Director

John Helou was President of Pfizer Canada for eight years until retirement in 2020. A seasoned biopharmaceuticals and biotech industry executive with over 37 years of experience. He was Chair of the Board of Directors for Pfizer Canada and the Canadian Hospira Healthcare Corporation (following the acquisition) until retirement. He has led a biotech commercial Startup, and managed multiple integrations, divestitures and reorganizations that have always focused on increased shareholder value, operational fluidity, and employee engagement. John has been a strong advocate for the life sciences sector and health care delivery with government and policy makers. He was actively involved in several industry, business, and community associations. He was Chair and later Vice Chair to the Board of Directors of Innovative Medicines Canada (IMC), member of the Board of Directors of BIOTECanada, a member of the Business Council of Canada, as well as Chair and Board member of the Advanced Coronary Treatment (ACT) Foundation. In 2014, he was inducted into the Canadian Marketing Hall of Fame.

Lisa Matar, Director

Lisa Matar is a Global Life Science executive with more than 25 years of experience leading organizations and driving significant growth, profitability, and launching excellence across the globe. During her 25-year career with Eli Lilly, she has held various senior roles in marketing, sales and General Management. Her extensive experience covers a variety of therapeutic areas such Oncology, Diabetes, Cardiology and Auto-Immunes in both Europe and Canada. She has most recently served as President and General Manager of Eli Lilly Canada from 2013 to February 2020 and was a member of the North American executive committee at Eli Lilly. She was a member of the 30% club Canada advocating growth through diversity. Lisa previously served on the board of directors of Innovative Medicine Canada (IMC) and is a past chair of the Ethical and Compliance committee at IMC. Lisa currently also serves on the board of Directors of Delphi Diagnostics, Inc. Lisa graduated with a Doctorate in Pharmacy from St Joseph University, Lebanon.

Berthe Latreille, Director

Berthe Latreille’s career at JP Morgan spans over 30 years. She was a Managing Director and served as COO of EMEA Investment Banking for over 10 years. Berthe has frontline Pan- European business experience across all Corporate Finance Products, as well as strong regulatory, compliance, risk and governance capability. As COO, Berthe oversaw JPM EMEA’s investment bank operations. She was a change maker in operational areas including a reorganisation of the management of the analysts and associates, the set-up of the Centralised Research Group in Mumbai, the creation of the Diversity and Inclusion Council. She helped shape and drive forward critical strategic initiatives in ESG and Digital Investment Bank. Berthe served on the Board of JPMorgan Ireland Plc and was member of the audit committee. She is presently on the Advisory Board of UK start-ups Greeenworkx and CrowdSurf. Berthe has a BAA (Finance) from the University of Montréal (HEC) and speaks French, English and Italian.

Dr. Jacques Jolivet, Director

Jacques Jolivet M.D. is a medical oncologist with a background in the preclinical and clinical pharmacology of anticancer agents. Following a fellowship at the National Cancer Institute in Bethesda, MD from 1980 to 1983, he held research grants from the Medical Research Council of Canada and the National Cancer Institute of Canada from 1983 to 1998. Dr. Jolivet then transferred to the pharmaceutical industry occupying various positions in oncology drug development at BioChem Pharma Inc., Shire Pharmaceutical Development Inc. and Aegera Therapeutics Inc. He was also active as a consultant for various biotechnology and pharmaceutical companies and has extensive experience in clinical oncology Dr Jolivet has authored 97 scientific publications. He is currently Chief Medical Officer at Alethia Biotherapeutics Inc.

Pierre Dozois, Director and Corporate Secretary

Pierre Dozois, LLL (University of Montréal), MBA (Harvard Business School), co-founded BCF LLP in 1997 and lead its commercial and securities law practice and was instrumental in making BCF one the prominent business law firms in Québec. Having the benefit of more than 50 years of experience in several business law fields, his practice has been primarily focused on securities and mergers and acquisitions and on public and private financing. Mr. Dozois has, over the years, served, and still does, on several boards of directors of companies as well as non-profit and charitable organizations, both private and public, and still does.

Officers

Thierry Pagé, Executive Vice President and Chief Operating Officer

Thierry holds a Chemical Engineering degree from Polytechnique Montréal University (Canada) with graduate studies in applied sciences at the Université Catholique de Louvain (Belgium) and in Management at MIT Sloan, Cambridge (USA). Thierry is a seasoned executive with a successful track record in entrepreneurial management, technology development, commercialization and licensing, company operations, intellectual property, lean management and financing in several industries including high tech and health technologies. Before joining Starpax Biopharma, Mr. Pagé held a number of senior positions, including that of founding CEO at Odotech Inc. and Senior Director, Sciences & Engineering at Univalor (the Technology Transfer Office of Université de Montréal, Polytechnique Montréal, HEC and 6 affiliated research hospitals).

Jean-François Pruneau, Executive Vice President and Chief Financial Officer

Mr. Pruneau recently retired as President and CEO of Videotron (revenue of CAD $3.6 billion in 2021), a leading telecommunication and cable company in Canada and joined as Starpax partner with the founding president. He previously served as Senior VP and CFO of Québecor (TSX: QBR-B, CAD $7.5 billion market capitalization) and numerous senior positions including Director of Corporate Finance, Assistant Treasurer, Treasurer, and Vice President Finance of Québecor, Québecor Media, Videotron and Sun Media Corporation. He previously occupied treasury positions with BCE Media Inc. His honours and distinctions include the award in the “Financial Executive of a Large Corporation” category in the 2015 “Aces of Finance” competition, organized by the Québec section of Financial Executives Canada. Jean-François holds an M.Sc. in Finance from HEC Montréal and has been a member of the Montréal chapter of the CFA Institute since 2000.

Dr. Sylvain Martel, Vice President Technology

Dr. Martel holds a Post Doctorate from the Massachusetts Institute of Technology (MIT) and a Doctorate Ph.D. in Electrical/Biomedical Engineering from McGill University. He has over 35 years of experience in R&D including 10 years at the Massachusetts Institute of Technology (MIT). Dr. Martel is the inventor of the PolarTrak and is considered a world-renowned expert in medical nanorobotics. He authored over 300 scientific publications and his work has been recognized and received several times prestigious awards such as the Queen Elizabeth II Diamond Jubilee Medal for excellence in scientific contributions and realizations.

Significant Employees

Dr. Marie Estelle Page Clisson, Director Biopharmaceutical Development

Pharmacist by training, she completed her Ph.D. in Pharmaceutical Science at Paris XI University, in addition to 4 years of Hospital residency program. She began her career in France working for Sanofi, Merck Generics and Mylan, for a total of more than 18 years. She moved to Canada 6 years ago to join Pharmascience. Over the years, she has developed a specific expertise in the Pharmaceutical Development of sterile products including the technical and regulatory aspect for EU, Australasia, and US submissions. She held varied management positions in R&D, Technology Services (Life Cycle Management, Technology Transfer) and Global Operations.

Dr. Mahmood Mohammadi, Director Microbiology Research and Development

Dr Mohammadi holds a Ph.D in microbiology and molecular genetics from Université Laval. For the past 22 years, Dr. Mohammadi has been working on predecessors of the Bn1-S bacterial transporter owned by Starpax Biopharma. He developed in laboratory the only steerable, self- propelled, magnetotactic and aerotactic bacterial transporter intended for the human body. Dr. Mohammadi is a world expert on the integration of magnetotactic bacteria as bio-actuators and controllable nano-self-propulsion systems for critical applications such as tumor targeting for enhanced therapeutic effects in cancer therapy. He has been cited more than 100 times in specialized scientific journals, documentaries and TV interviews, and contributed to more than 50 scientific papers on the subject.

Nathalie Rousseau, Director of the Bn1-S Bacteria and Starpax Magnetodrones Production Plant

Nathalie Rousseau holds a M.Sc. in Microbiology-Immunology from Laval University. She has been working in the pharmaceutical industry mainly in manufacturing of aseptic products, biologicals, and medical devices for more than 20 years. After a few years in Quality Assurance, she held management positions in manufacturing at Sabex, Biomatrix, Draxis and Telesta Pharma, where she was involved in a BLA submission. At Prometic Bioproduction, she managed BLA submissions as Regulatory Affairs Manager. She has a lot of experience in Chemistry, Manufacturing and Controls and excellent knowledge of American, Canadian, and European GMPs and was involved in several routine audits as well as Pre license inspections by the FDA.

Sébastien Naud, Director of Quality Assurance

Sébastien Naud has been working in the pharmaceutical and medical device industry for more than

20 years. He started his career in operations, specializing in developing, validating and continuously improving manufacturing, cleaning and sterilization processes for sterile injectables & vaccines industries (eg. Sandoz Canada, GSK). His experience led him to work as a quality expert on developing new medication and maintaining GMP in short life-cycle radiopharmaceutical manufacturing at Jubilant DraxImage. Sébastien Naud acted as a quality representative alongside Canadian and American agencies in routine GMP inspections and PAI inspections. Sébastien Naud holds a B.Sc in biochemistry from McGill University.

Dumitru Loghin, Director Electromagnetic Engineering and Medical Device

Mr. Loghin obtained his master’s degree in Biomedical Engineering in 2016 from Polytechnique Montréal University, and his bachelor’s degree in Electronic Engineering in 2004 from the Technical University of Moldova. He received training in nuclear resonance sequence programming for Siemens Magnetom and Ethics of animal research. Prior to joining Starpax, he was a Research Assistant at the Nanorobotics Laboratory, Department of Computer and Software Engineering, and the Institute of Biomedical Engineering at Polytechnique Montréal University, where he was responsible for the hardware and software development with several associated algorithms of an experimental platform that was a precursor to the Starpax PolarTrak 1000. He was also involved in the preclinical tests and R&D of several experimental platforms, where he is co-author of six research publications.

Dr. Maxime Latulippe, Director Artificial Intelligence & Algorithms

Dr. Maxime Latulippe holds a Ph.D. from Polytechnique Montréal University in biomedical engineering, specializing in innovative applications of robotics and artificial intelligence in life sciences. He also holds a degree in computer engineering and a master's degree in computer science from Université Laval. Maxime has developed the Artificial Intelligence of the Starpax PolarTrak for the magnetic guidance of Starpax Magnetodrones for targeted cancer treatment. Maxime has received several grants of excellence and awards, including a FRQNT doctoral research grant and the mention of excellence for his thesis.

Charles Tremblay, Director Medical Technologies

Charles Tremblay graduated from Polytechnique Montréal University (Canada), in Physics Engineering in 2003 and obtained a certification in bioethics from the Université de Montréal in 2009. With 20 years of R&D experience, he co-authored more than 25 peer-reviewed scientific and engineering conference and journal papers. For nearly two decades he acted as laboratory manager at the Nanorobotics laboratory at Polytechnique Montréal University. He acted also as a coordinator for the implementation of various specialized research experimental platforms and infrastructures including two versions of a clinical magnetic resonance imaging facility, robotics systems, magnetic navigation platforms, a 3D nanofabrication facility, a cell culture laboratory, and bioanalysis units, to name only some examples.

COMPENSATION OF DIRECTORS AND OFFICERS

Directors

Name	Capacity of Compensation	Cash Compensation	Other Compensation**	Total Compensation
Michael Gareau	Chairman of the Board of Directors	$0	$0	$0
André Monette	Director	$0	$625,946*	$625,946
John Helou	Director	$0	$625,946*	$625,946
Lisa Matar	Director	$0	$625,946*	$625,946
Berthe Latreille	Director	$0	$625,946*	$625,946
Dr. Jacques Jolivet	Director	$0	$625,946*	$625,946
Pierre Dozois	Director	$0	$418,682*	$418,682

*See “Stock Options” below

**The Company used the Black & Scholes stock option valuation model to provide the amounts in this column with respect to the Stock Options listed.

Officers

Name	Capacity of Compensation	Cash Compensation	Other Compensation**	Total Compensation
Michael Gareau	Founding- President and CEO	$369,035	$0	$369,035
Thierry Pagé	Executive VP and COO	$153,765	$0	$153,765
Jean-François Pruneau	Executive VP and CFO	$72,447	$353,172*	$425,619
Dr. Sylvain Martel	Vice President Technology	$95,530	$0	$95,730
Pierre Dozois	Corporate Secretary	$0	$0*	$0

*See “Stock Options” below

**The Company used the Black & Scholes stock option valuation model to provide the amounts in this column with respect to the Stock Options listed.

Stock Options

The Company does not have a formal employee stock option program in place as of the date of this Offering Circular. However, the Company has granted stock options pursuant to individual stock option agreements entered into with certain Directors, Officers, and employees. The Anti-dilution Agreement applies in accordance with its terms to all such stock options when exercised into Common Shares. The following table describes the stock options granted to Directors and Officers as of the date of this Offering Circular. Note that the Anti-dilution Agreement applies to the exercise of the Company’s stock options by optionees.

Name of Officer/Director	Total Stock Option Grant	Exercise Price Per Share (per Option)	Vested (as of date of Offering Circular)	Next Vesting Date	# of Stock Options on Next Vesting Date
Jean-Francois Pruneau	125,000	$0.0005	87,500	April 18, 2024	62,500
Andre Monette	105,000	$0.016	0	October 23, 2023	35,000
John Helou	105,000	$0.016	35,000	May 2, 2024	35,000
Lisa Matar	105,000	$0.016	0	October 23, 2023	35,000
Berthe Latreille	105,000	$0.016	0	October 23, 2023	35,000
Dr. Jacques Jolivet	105,000	$0.016	0	October 23, 2023	35,000
Pierre Dozois	105,000	$5.992	0	October 23, 2023	35,000

Aggregate Compensation to Directors

$3,917,447 was the aggregate compensation paid to 7 Directors in 2022. Of this compensation, $3,548,412 is derived from the value assigned to stock options issued to Directors in 2022. The remaining amount of $369,035 was salary paid to Michael Gareau in his capacity as an Officer of the Company (President and CEO) and not in his capacity as Director.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table encompasses the beneficial ownership of all Directors and Officers who own shares in the Company.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Owned	Amount and nature of beneficial ownership acquirable	Percent of Class***
Common Shares	Ipax 2 llp*	53,679,160	0	70.15%
Common Shares	Jean-François Pruneau	87,500	62,500	0.20%
Common Shares	Pierre Dozois**	250,000	105,000	0.47%

*Ipax 2 llp owns 70.15% of all Common Shares outstanding. Ipax 2 llp is owned 92.38% by MG Trust. Michael Gareau is a beneficiary of MG Trust. Michael Gareau is therefore the beneficial owner of 64.80% of the Company. Thierry Pagé (Executive VP and COO) is a beneficiary of a trust that owns 1.13% of Ipax 2 llp.

**Pierre Dozois is the owner of 130,000 Shares as an individual. An additional 120,000 Shares are owned by 9058-3444 Quebec Inc., controlled and owned by Pierre Dozois.

*** This column incorporates the percentage beneficially owned by these persons on a fully diluted basis (with all stock options exercised) and taking into account the anti-dilution agreement (see “Dilution” section above)

Addresses:

Ipax 2 llp: 2500-1100 boul. René-Lévesque West, Montréal (Québec), Canada, H3B 5C9

Jean-François Pruneau: 6615 rue Abrams, Montréal, Québec, Canada H4S 1V9

Pierre Dozois: 2500-1100 boul. René-Lévesque West, Montréal (Québec), Canada, H3B 5C9

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Ipax 2 llp (formerly Medpax Consortium S.E.C) is a related party of the Company as it has a controlling interest in the Company. In 2022, in accordance with the anti-dilution agreement, the Company repurchased 854,915 of the Class B Common Shares for $13,000. As at December 31, 2022, the Company has $5,000 due to Ipax 2 llp (no amounts due as at December 31, 2021). As of December 31, 2022, Ipax 2 llp owned 71.8% of the Company (72.9% as of December 31, 2021). In 2021, in accordance with the anti-dilution agreement, the Company repurchased 3,272,370 of the Class B Common Shares for $55,000. Please see note 13 of the audited financial statements for further detail on the Class B Common Shares issued to Ipax 2 llp.

On November 23, 2022, the Company entered into an anti-dilution agreement between the Company and Ipax 2 llp. Subject to certain terms, this anti-dilution agreement avoids the dilution of the percentage of Shares that investors, excluding Ipax 2 llp, own in the Company when new Shares are issued from treasury.

This agreement includes a forced redemption option granted to the Company. Ipax 2 granted the Company an option (the "Forced Redemption Option") allowing the Company to redeem one share held by Ipax 2 in its share capital, for a price of $0.02 CAD per Share (approximately $0.014), upon each and every issue of a treasury share by the Corporation. Conversely, the Corporation undertakes to exercise the Forced Redemption Option upon each new issue of treasury shares, thus to buying back a number of shares held by Ipax 2 equal to the number of shares so issued.

This agreement will affect sales of the Shares through the Offering. This means that for every sale of a Share through this Offering, the Company will pay $0.02 CAD (approximately $0.014) to Ipax 2 llp.

BCF LLP legal fees

BCF LLP is a law firm located in Montreal, Quebec, Canada. Pierre Dozois is a partner in this law firm and has performed legal services for the Company since its inception. Over the past three completed fiscal years, BCF LLP has billed the Company legal fees as follows:

Fiscal Year	Total Billed CAD (USD*)
2020	$76,395.96 ($56,999.03)
2021	$143,191.64 ($114,266.92)
2022	$180,722.54 ($139,011.78)

*based on the average exchange rate for that Fiscal Year.

DESCRIPTION OF THE SECURITIES

The Company has one class of authorized stock, e.g. Common Shares. Each Common Share is entitled to (i) receive all dividends declared by the Directors, (ii) attend and vote at all meetings of the shareholders and (iii) receive their proportionate share of the remaining property of the Company upon its dissolution (See Exhibit 2A “Articles of Consolidation and Other Corporate Documents”).

Dividends

Each Common Share confers the right to receive, form the profits or surplus available for the payment of dividends, any dividend declared by the Directors at their discretion.

Voting

Each Common Share confers upon its holder the right to vote one Share held and the right to attend Shareholder meetings.

Preemptive rights

There are no preemptive rights associated with the Shares.

Liquidation Rights

Each Common Share confers the right to share the remaining property of the Company upon voluntary or compulsory liquidation or dissolution.

Redemption Provisions

There are no redemption rights associated with the Shares.

Sinking Fund Provisions

There are no sinking fund provisions contained in the bylaws or the Amended Articles of Incorporation.

Liability to Further Calls

The Shareholders are not liable to further calls from the Company.

Restrictions on transferability

There are no restrictions on transferability associated with the Shares.

Drag Along Rights

There are no drag-along rights associated with the Shares.

PART F/S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Starpax Biopharma Inc.

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of Starpax Biopharma Inc. (the “Company”) as of December 31, 2022 and 2021, and the related statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years in the two-year period ended December 31, 2022, in conformity with the International Financial Reporting Standards.

Material Uncertainty Related to Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations, has negative cash flows from operating activities, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ SRCO, C.P.A, Professional Corporation

SRCO, C.P.A, Professional Corporation(6722)

CERTIFIED PUBLIC ACCOUNTANTS

We have served as the Company’s auditor since 2022

Amherst, NY

April 20, 2023

Starpax Biopharma Inc.

Statements of financial position

As at December 31, 2022 and 2021

(Expressed in thousands of United States dollars, except per share data and where specified)

	Notes	2022 $	2021 $
Assets
Current assets
Cash		3,390	7,892
Grant recoverable	7	2,586	3,308
Other receivables	6	395	1,640
Prepaid expenses and other assets		166	32
Total current assets		6,537	12,872

Non-current assets
Property, plant and equipment	8	18,447	10,851
Intangible assets	10	986	939
Deferred financing costs		606	89
Security deposits		13	24
Total assets		26,589	24,775

Liabilities
Current liabilities
Accounts payable and accrued liabilities	11	3,811	2,821
Current portion of lease liabilities	9	83	64
Total current liabilities		3,894	2,885

Non-current liabilities
Lease liabilities	9	675	525
Long-term debt	12	5,655	473
Total liabilities		10,224	3,883

Shareholders’ equity
Share capital	13	35,665	31,236
Contributed surplus	14	841	-
Accumulated deficit		(19,184)	(10,528)
Other comprehensive (loss) income		(957)	184
Total shareholders’ equity		16,365	20,892
Total liabilities and shareholders’ equity		26,589	24,775

Going concern (Note 2)

Commitments (Note 22)

Subsequent events (Note 24)

The accompanying notes are an integral part of these financial statements.

Starpax Biopharma Inc.

Statements of loss and comprehensive loss

For the years ended December 31, 2022 and 2021

(Expressed in thousands of United States dollars, except per share data and where specified)

	Notes	2022 $	2021 $
Expenses
General and administrative		(2,599)	(1,245)
Research and development		(4,950)	(3,010)
Depreciation of property, plant and equipment	8	(982)	(218)
Amortization of intangible assets	10	(9)	-
Loss on sale of property, plant and equipment		(3)	(6)
Total expenses		(8,543)	(4,479)

Net financial expenses		(100)	(73)
Loss before income tax		(8,643)	(4,552)

Income tax expense (recovery)	17	-	-
Net loss		(8,643)	(4,552)

Other comprehensive loss
Items that may be reclassified subsequently to income or loss
Foreign currency translation differences		(1,141)	53
Comprehensive loss		(9,784)	(4,499)

Loss per share
Basic and diluted	18	(0.11)	(0.06)
Weighted average number of common shares		75,500,000	75,500,000

The statements of loss and comprehensive loss has been retroactively adjusted to account for the stock split of 5:1 that took place on January 19, 2023.

The accompanying notes are an integral part of these financial statement

Starpax Biopharma Inc.

Statements of changes in shareholders’ equity

For the years ended December 31, 2022 and 2021

(Expressed in thousands of United States dollars, except per share data and where specified)

1
	Notes	Share capital $	Contributed surplus $	Accumulated deficit $	Other comprehensive (loss) income $	Total shareholders’ equity $
Balance as at December 31, 2020		16,476	-	(5,921)	131	10,686

Net loss		-	-	(4,552)	-	(4,552)
Foreign currency translation differences		-	-	-	53	53
Share issuance (class A), net of issuance costs	13	14,760	-	-	-	14,760
Share repurchase (class B)	13	-	-	(55)	-	(55)

Balance as at December 31, 2021		31,236	-	(10,528)	184	20,892

Net loss		-	-	(8,643)	-	(8,643)
Foreign currency translation differences		-	-	-	(1,141)	(1,141)
Share issuance (class A), net of issuance costs	13	4,429	-	-	-	4,429
Share repurchase (class B)	13	-	-	(13)	-	(13)
Share-based compensation	14	-	841	-	-	841

Balance as at December 31, 2022		35,665	841	(19.184)	(957)	16,365

The statements of changes in shareholders’ equity has been retroactively adjusted to account for the stock split of 5:1 that took place on January 19, 2023.

The accompanying notes are an integral part of these financial statements.

Starpax Biopharma Inc.

Statements of cash flows

For the years ended December 31, 2022 and 2021

(Expressed in thousands of United States dollars, except per share data and where specified)

	Notes	2022 $	2021 $
Operating activities
Net loss		(8,643)	(4,552)
Items not affecting cash
Depreciation of property, plant and equipment	8	982	218
Amortization of intangible assets	10	9	-
Share-based compensation	14	841	-
Interest income		(27)	(41)
Interest expense		118	114
Loss on disposal of property, plant and equipment		3	6
Changes in non- cash working capital items	19	3,249	(2,169)
Interest paid		12	(2)
Interest received		27	41
Net cash flows used in operating activities		(3,429)	(6,385)

Investing activities
Purchase of property, plant and equipment	8	(9,978)	(6,554)
Grants received		194	358
Acquisition of intangible assets	10	(106)	(56)
Net cash flows used in investing activities		(9,890)	(6,252)

Financing activities
Proceeds from long-term debt, net	12	5,097	239
Transaction costs paid		(551)	(89)
Proceeds from issuance of class A common shares	13	4,733	15,578
Repurchase of class B common shares	13	(13)	(55)
Share issuance costs	13	(304)	(818)
Payment of principal portion of lease liabilities	9	(129)	(164)
Net cash flows from financing activities		8,833	14,691

Effect of foreign exchange rate changes on cash		(16)	265
(Decrease) increase in cash during the year		(4,502)	2,319
Cash, beginning of year		7,892	5,573
Cash, end of year		3,390	7,892

The accompanying notes are an integral part of these financial statements.

Starpax Biopharma Inc.

Notes to the financial statements

December 31, 2022 and 2021

(Expressed in thousands of US dollars, except per share data and where specified)

1.       Corporate information

Starpax Biopharma Inc. (the “Company”), incorporated under the Business Corporations Act (Québec) on December 19, 2017, conducts research into the eradication of solid cancerous tumors and started operations in March 2018.

The financial statements of Starpax Biopharma Inc. were authorized for issue in accordance with a resolution of the directors on April 20, 2023. The registered office is located at 2500-1100 René-Lévesque Boulevard, Montreal, Québec, Canada.

2.       Going Concern

These financial statements have been prepared on a going concern basis, which assumes that the future operations will allow for the realization of assets and the discharge of liabilities in the normal course of business. These financial statements do not include any adjustments to the carrying value and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern, and such adjustments could be material. The Company has incurred recurring losses from operations, and as at December 31, 2022, had an accumulated deficit of $19,184 (2021 - $10,528) and a working capital of $2,643 (2021 –$9,987). The working capital as at December 31, 2022 was not sufficient to pay its operating expenses for a period of 12 months from the date of the financial statements, and these circumstances create material uncertainties that cast significant doubt as to the ability of the Company to continue as a going concern and, hence, as to the appropriateness of the use of accounting principles applicable to a going concern. However, the Company is confident that the funds raised as shown in the subsequent events (Note 24) and other measures noted below will be sufficient to pay its operating expenses for a period of at least 12 months from the date of the financial statements.

The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. The Company has developed plans to raise funds and continues to pursue sources of funding, including from a Regulation A Offering in the United States of America, that management believes, if successful, would be sufficient to support the Company’s operating plan. During the year ended December 31, 2022, the Company raised $4,733 through equity issuances and drawings of $5,097 under its debt financing arrangements. The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, success in research objectives, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors in a timely manner, the Company will explore available options. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of research and development.

3.       Summary of significant accounting policies

Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Basis of measurement

The financial statements have been prepared on the historical cost basis.

Foreign currency

Functional and presentation currency

The Company’s functional currency is Canadian dollars. These financial statements are presented in United States dollars which is the presentation currency of the Company, and all values are rounded to the nearest thousand ($000), except per share data and when otherwise indicated. The Company has adopted the United States dollar as its presentation currency as it is the most commonly used reporting currency in its industry.

Foreign currency transactions and balances

Monetary assets and liabilities are translated into the functional currency using the exchange rate in effect at year end. Other assets and liabilities are translated at the prevailing historical rates at the time of the transaction. Expenses are translated at the exchange rates in effect on the transaction date. Exchange gains and losses are recorded in net financial expenses in the statements of loss and comprehensive loss.

Segments

The Company has determined that its chief executive officer is the chief operating decision maker (CODM). The Company operates and manages the business as one reporting and one operating segment, which is the business of developing a non-systemic cancer treatment technology. The Company’s CODM reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance. All the Company’s assets are located in Canada.

Cash

Cash consists solely of cash on hand and balances with banks.

Property, plant and equipment and depreciation

Property, plant and equipment are recorded at cost less accumulated depreciation. Cost includes expenditures that are directly attributable to the acquisition of the asset. Property, plant and equipment are depreciated using the straight-line method over their estimated useful lives once available for use as follows:

Furniture and office equipment	Straight-line	5 years
Laboratory equipment	Straight-line	10 years
Computer equipment	Straight-line	3 to 4 years
Vehicles	Straight-line	3 to 4 years
Leasehold improvements	Straight-line	Lease duration

Depreciation methods, useful lives and the residual values of property, plant and equipment are reviewed at each reporting date for any change in circumstances and are adjusted if appropriate.

The Company is currently constructing a manufacturing plant which is considered a plant-under-construction. All costs directly attributable to bring the plant to the condition necessary for it to be capable of operating in the manner intended by management are recorded at cost. Each significant part of the plant will be depreciated separately. Deprecation for each significant part of the plant is recorded over the useful life will begin when available for use.

Leases

The Company assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Company recognizes lease liabilities representing obligations to make lease payments and right-of-use assets representing the right to use the underlying assets.

The right-of-use assets are presented within property, plant and equipment.

The Company recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end date of the lease term.

The right-of-use assets are also subject to impairment.

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating the lease, if the lease term reflects the Company exercising the option to terminate.

Variable lease payments that do not depend on an index or a rate are recognized as expenses (unless they are incurred to produce inventories) in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Company uses its incremental borrowing rate at the lease commencement date when the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

Borrowing costs

Borrowing costs directly attributable to the construction of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Intangible assets

License		Indefinite
Intellectual properties	Straight-line	20 years
Trademark		Indefinite

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Management monitors the progress of each internal research and development project. Development costs will be recognized as an asset when the following criteria are met: (i) technical feasibility; (ii) management’s intention to complete the project; (iii) the ability to use or sell; and (iv) the ability to generate future economic benefits; (v) availability of technical and financial resources; (vi) ability to measure the expenditures reliably. During the period of development, the asset is tested for impairment annually. Research costs are expensed as incurred.

The Company made upfront payments to acquire licenses, intellectual properties and trademarks. The licenses, including the licenses for the use of intellectual properties, and trademarks have been granted for periods ranging between five and ten years by the relevant government agency with the option of renewal at the end of this period. These licenses and trademarks may be renewed at little or no cost to the Company. As a result, those licenses and trademarks are assessed as having an indefinite useful life.

Impairment of non-financial assets

At each reporting date, the Company reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

Property, plant and equipment and intangible assets are reviewed for impairment when events or circumstances indicate that carrying value may not be recoverable. The Company assesses at each reporting date whether any such events or changes in circumstances exist.

For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units – CGUs). The recoverable amount is the higher of an asset's fair value less costs of disposal and value in use (being the present value of the expected future cash flows of the relevant assets of the CGU). An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount.

The Company evaluates impairment losses for potential reversals when events or circumstances require such consideration.

Investment tax credits and other government grants

Government grants, consisting of grants and investment tax credits, are recorded as a reduction of the related expense or cost of the asset acquired. Government grants are recognized when there is reasonable assurance that the Company has met or will meet the requirements of the approved grant program and there is reasonable assurance that the grant will be received. Loans received at below market interest rate are treated in the same manner. The benefit of the below market interest rate is recorded as a reduction of the related expense or cost of the asset acquired.

Grants that compensate the Company for expenses incurred are recognized in reduction thereof on a systematic basis in the same years in which the expenses are recognized. Grants that compensate the Company for the cost of an asset are recognized in reduction of the cost of the asset and are depreciated on a systematic basis over the useful life of the asset.

The Company incurs research and development expenditures which are eligible for scientific research and experimental development (SR&ED) and investment and innovation tax credits. Refundable investment tax credits are recorded as SR&ED or investment and innovation tax credits in the statements of loss and comprehensive loss when there is reasonable assurance that the credits will be realized. Non-refundable SR&ED and investment and innovation tax credits, which are deductible against income taxes otherwise payable, are recorded as a reduction of the related expenses or cost of asset(s) when there is reasonable assurance that the credits will be realized.

The tax credits recorded are based on management’s best estimate of amounts expected to be recovered and are subject to audit by taxation authorities. To the extent that actual tax credits differ from the estimate, those differences are recorded in the period of assessment by taxation authorities as an adjustment of the items to which they relate.

Financial instruments

Recognition and initial measurement

Financial assets and financial liabilities are initially recognized when the Company becomes a party of the contractual provision of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Classification and subsequent measurement

Financial instruments are classified into the following specified categories: amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The classification depends on the nature and purpose of the financial instrument and is determined at the time of initial recognition. The Company’s financial instruments have been classified as follows:

Financial instrument
Financial assets
Cash	Amortized cost
Other receivables	Amortized cost

Financial liabilities
Accounts payable and accrued liabilities	Amortized cost
Lease liabilities	Amortized cost
Long-term debt	Amortized cost

A financial asset is measured at amortized cost if it is held within a business model of holding financial assets and collecting contractual cash flows and those cash flows are comprised solely of payments of principal and interest. A financial asset is measured at FVTOCI if the financial asset is held within a business model of both collecting contractual cash flows and selling the financial assets or through an irrevocable election for equity instruments that are not held for trading. All other financial assets are measured at FVTPL.

Financial assets can only be reclassified when there is a change to the business model within which they are managed. Such reclassifications are applied on a prospective basis. Financial assets are derecognized only when the contractual rights to the cash flows from the asset expire, or when the Company transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity.

Deferred financing costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process debt financings and anticipated equity offerings as deferred financing costs and will be offset against proceeds upon the consummation of the offerings. In the event an anticipated offering is terminated, deferred financing costs will be expensed. These costs are included in deferred financing costs.

Income taxes

Income tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable income for the year. Taxable income differs from “income before tax” as reported in the statements of loss and comprehensive loss because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the year.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable income. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent it is probable taxable income will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition of assets and liabilities in a transaction that affects neither the taxable income nor the accounting income.

The carrying amount of deferred tax assets is reviewed at the end of each year and reduced to the extent it is not probable sufficient taxable income will be available to allow all or part of the asset to be recovered. Deferred tax liabilities and assets are measured at the tax rates that are expected to apply in the year in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the year.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the year, to recover or settle the carrying amount of its assets and liabilities.

Current and deferred taxes are recognized in net loss, except when they relate to items that are recognized in other comprehensive loss or directly in equity, in which case the current and deferred taxes are also recognized in other comprehensive loss or directly in equity, respectively.

Loss per share

Basic loss per share is calculated by dividing net loss attributable to the Class A and B common shareholders of the Company by the basic weighted-average number of outstanding common shares. Except for the repurchase option, the Company's Class A and Class B common shares have the same rights, are equal in all respects, and are otherwise treated as if they were one class of shares, including the treatment for the loss per share calculations. Diluted loss per share is computed similar to basic loss per share except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options and warrants, if dilutive. Consequently, there is no difference between basic loss per share and diluted loss per share.

Share capital

On January 19, 2023, the Company amended its Articles (i) converting all outstanding Class A Common Shares and Class B Common Shares into shares of a single class called common shares (“Common Shares”) and (ii) executing a 5:1 stock split, subdividing all its issued and outstanding Common Shares into five (5) such Common Shares.

Share capital represents the amount received on the issue of shares, less issuance costs, net of any underlying income tax benefit from these issuance costs.

Share-based payment transactions

Share-based compensation to employees is measured at the fair value of the instruments issued and amortized over the vesting periods. Share-based compensation to non-employees is measured at the fair value of goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured and are recorded at the date the goods or services are received. The fair value of options is determined using the Black–Scholes pricing model which incorporates all market conditions on the grant date. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest.

Other elements of equity:

Accumulated deficit includes all current and prior year retained losses.

Other comprehensive (loss) income includes all foreign currency translation adjustments.

Employee Benefits

The Company has a post-retirement defined contribution plan. The Company pays contributions to a group RRSP on a mandatory, contractual basis. The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due.

4.       Significant accounting judgments, estimates and assumptions

The preparation of the financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, expenses and disclosure of contingent assets and liabilities. Actual results may differ from these estimates. Significant assumptions about the future and other sources of estimation and judgment uncertainty that management has made at the end of the reporting period, that could result in a material adjustment to the carrying amounts of assets and liabilities in the event that actual results differ from assumptions made, relate to:

Going concern

The assumption that the Company will be able to continue as a going concern is subject to estimates and judgement by management including the Company’s short and long-term operating budget, expected profitability, investing and financing activities, and management’s strategic planning.

Fair value measurement of non-interest-bearing debt

The Company has estimated, on initial recognition, the fair market value of certain debts that do not have a defined coupon rate, using a comparative interest rate for similar liabilities and a discounted cash flow to determine a reasonable present value. Additional details on debt are disclosed in Note 12.

Intangible assets

In applying its accounting policy for costs to be capitalized as intangible assets, the Company must determine whether the criteria for capitalization have been met. The most subjective judgement is whether a project will generate probable future economic benefits. Management considers all appropriate facts and circumstances in making this assessment including expected market demand, cost and future economic conditions.

Income taxes

The recognition of deferred tax assets requires the Company to assess future taxable income available to utilize deferred tax assets related to deductible or taxable temporary differences. The Company considers the nature and carry-forward period of deferred tax assets, the Company's recent earnings history and forecast of future earnings in performing this assessment.

Leases

Leases requires lessees to discount lease payments using the rate implicit in the lease if that rate is readily available. If the rate cannot be readily determined, the lessee is required to use its incremental borrowing rate. The Company generally uses the incremental borrowing rate when initially recording real estate leases as the implicit rates are not readily available as information from the lessor regarding the fair value of underlying assets and initial direct costs incurred by the lessor related to the leases assets is not available. The Company determines the incremental borrowing rate as the interest rate of the Company would pay to borrow over a similar economic environment. Leases also requires lessees to estimate the lease term. In determining the period which the Company has the right to use an underlying asset, management considers the non-cancellable period along with all facts and circumstances that create an economic incentive to exercise an extension option, or not to exercise a termination option.

Investment tax credits recoverable

The recognition of investment tax credits recoverable requires the Company to assess future tax payable available to utilize the investment tax credits. The Company considers the carry-forward period of the investment tax credits, the Company's forecast of future earnings in performing this assessment. The Company determines the value of effort expended towards research and development projects that qualify for investment tax credits and calculates the estimated recoverable to be recognized. The allocation of direct salaries to qualifying projects is derived from time records and assessment by management. The actual investment tax credits claimed and realized may differ from the estimate based on the final tax returns and review by tax authorities.

Impairment of non-financial assets

At each reporting date, the Company reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. See Note 3 for more detail.

Share based compensation

Share-based payments to employees are measured at the fair value of the instruments issued and amortized over their respective vesting periods. The fair value of options is measured at the date of grant using the Black-Scholes option pricing model and recorded as a compensation expense in the period the options are vested, or the performance is complete. The number of awards expected to vest is reviewed at least annually, with any impact being recognized immediately.

5.        Future accounting standard changes

The IASB has issued several new standards and amendments that will be effective on various dates. The listing below is of standards, interpretation and amendments issued which the Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective. The impact on the Company is currently being assessed.

Amendments to IAS 1 – Classification of Liabilities as Current or Non-current

The amendments to IAS 1 affect only the presentation of liabilities as current or non-current in the statement of financial position and not the amount or timing of recognition of any asset, liability, income or expenses, or the information disclosed about those items. The amendments clarify that the classification of liabilities as current or non-current is based on rights that are in existence at the end of the reporting period, specify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability, explain that rights are in existence if covenants are complied with at the end of the reporting period, and introduce a definition of 'settlement' to make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services. The amendments are applied retrospectively for annual periods beginning on or after January 1, 2024, with early application permitted. The amendment is not expected to have a material impact on the Company.

Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)

In February 2021, the IASB issued amendments to IAS 1 relating to an entity’s accounting policies disclosure requirements. Entities will be required to disclose material accounting policies instead of significant accounting policies for annual periods starting on or after January 1, 2023, with early adoption permitted. Entities will use a four-step materiality process in order to determine which accounting policies should be disclosed going forward. Several examples and guidance have been developed to demonstrate the application of the amendment. The amendment is not expected to have a material impact on the Company.

Definition of Accounting Estimates (Amendments to IAS 8)

The amendments replace the definition of a change in accounting estimates with a definition of accounting estimates. Under the new definition, accounting estimates are “monetary amounts in financial statements that are subject to measurement uncertainty”. Entities develop accounting estimates if accounting policies require items in financial statements to be measured in a way that involves measurement uncertainty. The amendments clarify that a change in accounting estimate that results from new information or new developments is not the correction of an error.

The amendment is effective for annual reporting periods beginning on or after January 1, 2023. The amendment is not expected to have a material impact on the Company.

6.       Other receivables

	2022 $	2021 $
Other receivable	30	46
Sales tax recoverable	365	1,594
	395	1,640

7.       Grant recoverable

	2022 $	2021 $
Research and development tax credits receivable	2,178	2,941
Investment and innovation tax credits receivable	408	357
Other grant receivables	-	10
	2,586	3,308

8.       Property, plant and equipment

The following table presents the property, plant and equipment for the Company:

	Furniture and office equipment $	Computer equipment $	Leasehold Improvements $	Vehicles $	Right-of-use assets Buildings $	Laboratory Equipment	Right-of-use assets Vehicles $	Total $
Cost
Balance as at December 31, 2020	27	24	1,698	46	727	1,333	-	3,855

Additions	54	88	6,071	-	-	1,225	41	7,479
Dispositions	-	-	-	(46)	-	-	-	(46)
Foreign exchange	-	(1)	(63)	-	3	(8)	-	(69)
Balance as at December 31, 2021	81	111	7,706	-	730	2,550	41	11,219

Accumulated depreciation
Balance as at December 31, 2020	10	5	-	7	91	50	-	163

Depreciation	10	18	-	2	74	103	11	218
Dispositions	-	-	-	(9)	-	-	-	(9)
Foreign exchange	(2)	-	-	-	(1)	-	(1)	(4)
Balance as at December 31, 2021	18	23	-	-	164	153	10	368
Net carrying value as at	63	88	7,706	-	566	2,397	31	10,851

	Furniture and office equipment $	Computer equipment $	Leasehold Improvements $	Vehicles $	Right-of-use assets Buildings $	Laboratory Equipment	Right-of-use assets Vehicles $	Total $
Cost
Balance as at December 31, 2021	81	111	7,706	-	730	2,550	41	11,219

Additions	54	61	7,928	31	165	1,375	-	9,614
Dispositions	-	-	(4)	-	-	-	-	(4)
Foreign exchange	(7)	(10)	(806)	(1)	(53)	(217)	(3)	(1,097)
Balance as at December 31, 2022	128	162	14,824	30	842	3,708	38	19,732

Accumulated depreciation
Balance as at December 31, 2021	18	23	-	-	164	153	10	368

Depreciation	20	38	567	-	72	271	14	982
Dispositions	-	-	-	-	-	-	-	-
Foreign exchange	(2)	(3)	(22)	-	(14)	(22)	(2)	(65)
Balance as at December 31, 2022	36	58	545	-	222	402	22	1,285
Net carrying value as at December 31, 2022	92	104	14,279	30	620	3,306	16	18,447

During the year ended December 31, 2022, the Company acquired property, plant and equipment in the amount of $9,418 ($8,057 in 2021), of which an amount of $1,629 was unpaid as at December 31,

2022 ($1,681 in 2021). Part of the leasehold improvements are under construction as at December 31, 2022.

9. Leases

On October 1, 2019, the Company commenced a facility property lease with a five-year-term and an option to extend for a maximum of 5 years.

On March 23, 2021, the Company commenced a vehicle lease with a three-year term.

On December 7, 2022, the Company commenced a lift truck lease with a five-year term.

On December 19, 2022, the Company commenced a facility property lease with a 22-months-term and an option to extend for a maximum of 5 years.

The Company have determined that the extension options are reasonably certain to be exercised.

The Company also has certain leases of machinery with lease terms of 12 months or less and leases of office equipment with low value. The Company applies the ‘short-term lease’ and ‘lease of low-value assets’ recognition exemptions for these leases.

Amounts recognized in the statements of loss and comprehensive loss:

	2022 $	2021 $
Depreciation expense of right-of use assets	86	85
Interest expense on lease liability	67	69
Variable rent expense	90	90
Expense relating to short-term leases	23	62
Expense related to low-value leases	-	-
	266	306

Change in the lease liability for years ended December 31, 2022 and 2021 is as follows:

	2022 $	2021 $
Beginning balance, as at January 1	589	640
Additions	196	41
Interest expense	67	69
Lease payments	(129)	(164)
Foreign exchange	35	3
Ending balance, as at December 31	758	589
Current	83	64
Non-current	675	525

The maturity analysis of lease liabilities is disclosed in Note 20.

When measuring lease liabilities, the Company discounted lease payments using its incremental borrowing rate ranging between 4.9% to 12.64% (2021 – between 4.9% to 11.2%).

10. Intangible assets

The following tables presents the intangible assets for the Company:

	License and intellectual properties $	Trademarks $	Total $
Cost
Balance as at December 31, 2020	844	12	856
Additions	72	9	81
Foreign exchange	2	-	2
Balance as at December 31, 2021	918	21	939

Cost
Balance as at December 31, 2021	918	21	939
Additions	108	12	120
Foreign exchange	(63)	(2)	(65)
Balance as at December 31, 2022	963	31	994

Accumulated amortization
Balance as at December 31, 2021	-	-	-
Amortization	9	-	9
Foreign exchange	(1)	-	(1)
Balance as at December 31, 2022	8	-	8
Net carrying value as at December 31, 2022	955	31	986

During the year ended December 31, 2022, the Company acquired intangibles in the amount of $120 ($81 in 2021), of which an amount of $14 was unpaid as at December 31, 2022 ($25 in 2021).

11.       Accounts payable and accrued liabilities

	2022 $	2021 $
Accounts payable and accrued liabilities	3,602	2,698
Wages and vacation payable	202	123
Other	7	-
	3,811	2,821

12.        Long-term debt

The terms and conditions of the Company’s loans and borrowings are as follows:

	2022 $	2021 $
Repayable contribution agreement with the Economic Development agency of Canada (Note 12(a))	629	473
Investissement Quebec loan (Note 12(b))	5,026	-
Total long-term debt	5,655	473

Current portion of long-term debt	-	-

Long-term debt are presented net of unamortized transaction costs. Transaction costs relating to the issuance of loans and borrowings are amortized over the term of the debt using the effective interest rate method.

a)      On May 15, 2020, the Company entered into an interest-free repayable contribution agreement with the Economic Development Agency of Canada for the Regions of Québec for a maximum amount of $1,477 (CAD $2,000) to finance the establishment of a pilot plant as well as the construction of an intervention room dedicated to oncological research. A principal mortgage in the amount of $1,477 (CAD $2,000) and an additional mortgage of $295 (CAD $400) on laboratory equipment with a net book value of $1,437 (CAD $1,946) as at December 31, 2022, will be given as security for this repayable contribution. As per the agreement, the project must be completed by June 30, 2024 (this was amended in 2022 from March 31, 2023) and is to be paid in 60 equal and consecutive monthly installments beginning 36 months after the project completion date.

As a result of the amendment in 2022, the payment schedule was altered and the fair value of the loan was recalculated using an effective interest rate of 10% per annum to reflect this change. As at December 31, 2022, an additional amount of $394 ($632 as at December 31, 2021) has been drawn from the repayable contribution. The amount recognized as a grant due to the below-market interest rate of $268 ($354 in the year ended December 31, 2021) has been recognized as a reduction to the carrying value of property, plant and equipment. The remaining loan balance of $629 is included in the long term debt.

b)	On April 9, 2021, the Company entered into a financing agreement with Investissement Québec (IQ) to finance the establishment of a pilot plant through investment in Class A common stock for a total amount of $3,692 (CAD $5,000) and a loan for a maximum amount of $5,168 (CAD $7,000) under the ESSOR program. The loan will bear interest at a fixed rate of 10% per annum. Interest will be capitalized monthly for a period of 36 months from the first loan disbursement, and thereafter will be payable. Borrowing costs of $257 (2021 - $nil) was capitalized during the year. The loan must be repaid in 84 equal and consecutive monthly installments starting 36 months from the first disbursement of the loan. A movable hypothec in the amount of $5,168 (CAD $7,000) and an additional hypothec in the amount of $1,034 (CAD $1,400) encumbering the universality of the Company’s equipment, which will be first rank with a net book value of $1,869 (CAD $2,531) as at December 31, 2022, except with regard to laboratory equipment, not exceeding $1,772 (CAD $2,400) which is first ranked in favor of the Economic Development Agency of Canada for the Regions of Québec, for which the hypothec in favor of IQ will be second rank with a net book value of $1,437 (CAD $1,946) as at December 31, 2022. In relation to this agreement, the Company incurred no additional deferred financing costs during the year (2021 - $89). As at December 31, 2022, a total of $4,768 were drawn from the loan.

13. Share capital

On January 19, 2023, the Company amended its Articles (i) converting all outstanding Class A Common Shares and Class B Common Shares into shares of a single class called common shares (“Common Shares”) and (ii) executing a 5:1 stock split, subdividing all its issued and outstanding Common Shares into five (5) such Common Shares. The number of shares have been retroactively adjusted to account for the stock split of 5:1 that took place on January 19, 2023.

The Company has authorized the following classes of share capital:

Authorized

Unlimited Class A common shares, voting, participating, no par value.

Unlimited Class B common shares, voting, participating, no par value. The Company has the option (forced repurchase option) to repurchase a Class B common share held in its share capital for CAD $0.02 per share, concurrently with each issuance of a share by the Company and up to the number of Class B common shares in the Company’s share capital. Similarly, it undertakes to exercise the forced repurchase option upon each issuance of shares and repurchase a number of Class B common shares held equal to the number of shares issued, no more and no less. In no event shall the number of issued and outstanding shares of the Company exceed 75,500,000 while the forced repurchase option is in effect. The forced repurchase option will cease to be in effect upon the earlier of the following two events:

·	The cumulative amount of subscription proceeds for shares of the Company, donations from private sources, profits made and dividends paid combined have reached CAD $88 million.
·	The Company will have achieved commercialization of its developed treatment technology.

Type of share	Quantity	2022 Carrying value $	Quantity	2021 Carrying value $
Company’s share capital Class A common shares
Balance, beginning of year	20,469,975	31,235	17,197,605	16,475
Issuance of shares	854,915	4,429	3,272,370	14,760
Balance, end of year	21,324,890	35,664	20,469,975	31,235

Type of share	Quantity	2022 Carrying value $	Quantity	2021 Carrying value $
Company’s share capital Class B common shares
Balance, beginning of year	55,030,025	1	58,302,395	1
Issuance of shares	(854,915)	-	(3,272,370)	-
Balance, end of year	54,175,110	1	55,030,025	1

During the year ended December 31, 2022, the Company issued 854,915 Class A common shares for a cash consideration of $4,733 and repurchased 854,915 Class B common shares for a cash consideration of $13. The Company then cancelled these Class B Common shares. The Company incurred $304 in costs directly relating to the issuance. These issuance costs were adjusted against share capital in the statements of changes in shareholders’ equity.

During the year ended December 31, 2021, the Company issued 3,272,370 Class A common shares for a cash consideration of $15,578 and repurchased 3,272,370 Class B common shares for a cash consideration of $55. The Company then cancelled these Class B Common shares. The Company incurred $818 in costs directly relating to the issuance. These issuance costs were adjusted against share capital in the statements of changes in shareholders’ equity.

14. Share-based compensation

Share options and weighted average exercise prices per share options are as follows for the reporting periods presented:

	Number of outstanding share options	2022 Weighted average exercise price	Number of outstanding share options	2021 Weighted average exercise price
Outstanding at beginning of year	-	-	-	-
Granted	730,000	0.99	-	-
Forfeited	-	-	-	-
Exercised	(25,000)	-	-	-
Outstanding at end of year	705,000	1.03	-	-
Exercisable at end of year	-	-	-	-

The following table provides outstanding share options information as at December 31, 2022:

Grant date	Expiry date	Number of granted share options	Number of exercisable share options	Exercise price per share options $	Remaining life (years)
February 14, 2022	February 14, 2032	50,000	-	0.00	9.09
November 22, 2022	July 1, 2030	10,000	-	0.01	7.50
November 22, 2022	November 21, 2032	645,000	-	1.12	9.90
		705,000	-	1.03	9.80

The following table provides the weighted average fair value of share options granted:

	2022 $	2021 $
Weighted average fair value of share options granted	5.43	-

The fair value of each share option granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2022	2021
Weighted average expected dividend yield	0%	-
Weighted average share price at grant date	$5.84	-
Range of expected volatility(1)	71.2% - 73.5%	-
Range risk-free interest rate	1.82% - 3.41%	-
Weighted average exercise price at grant date	$0.99	-
Weighted average expected life	5.68 years	-

 (1) The volatility was determined as per a combination of the volatility of the biotech index and an average of the volatility of comparable publicly traded companies.

In total, $841 of share-based compensation expense has been recognized in the statements of loss and comprehensive loss.

15. Capital management

The Company’s objectives in managing capital are to ensure sufficient liquidity to meet financial obligations when due and to execute its operating and strategic plans and to provide returns to its shareholders. The capital structure of the Company consists of net borrowings and lease liabilities (disclosed in Notes 12 and 9), equity of the Company comprising of issued capital (disclosed in Note 13), accumulated deficit and other comprehensive (loss) income. The Company is not subject to any externally imposed capital requirements.

The Company manages its capital with the intent of maintaining a flexible capital structure that optimizes the cost of capital at an acceptable risk. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, and acquire or dispose of assets, all of which are subject to market conditions and the terms of the underlying third-party agreements. The Company monitors its capital by analyzing its monthly cash consumption and short-term commitments related to its financial liabilities. The total capital as at December 31, 2022 and 2021 is calculated as follows:

	2022 $	2021 $
Non-current liabilities comprising lease	6,330	998
Liabilities and debt	83	64
Current portion of lease liability	16,365	20,892
Shareholders’ equity	22,778	21,954

16.       Expenses by nature

The following table presents expenses of the Company for the years ended December 31, 2022 and 2021.

	2022 $	2021 $
Employee compensation	3,059	2,079
Employee benefits	38	16

Note, the employee benefits are the amount related to the defined contribution plan described in Note 3.

17.       Income tax expense

The reconciliation of income taxes at Canadian statutory rate with the reported loss is as follows:

	2022 $	2021 $
Loss before income tax
Income tax recovery at statutory rate of 26.5% (26.5% in 2021)	(8,643)	(4,552)
Change resulting from the tax effect of:	(2,290)	(1,206)
Other differences	(2,060)	153
Effect of unused tax losses not recognized as deferred tax asset	4,350	1,053
Income tax expense (recovery)	-	-

Deferred income taxes reflect the net tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2022 $	2021 $
Non capital losses carry forward	16,096	4,783
Research and development expenses	6,846	1,231
Property, plant and equipment	(808)	(538)
Right of use assets	(694)	(158)
Lease liabilities	789	170
Intangible assets	(1,027)	(249)
Share issuance costs	983	213
Investment tax credits taxable in a future year	(840)	(204)
Deferred tax assets not recognized	(21,345)	(5,248)
	-	-

The Company recognizes deferred tax assets to the extent that it is probable that future taxable profit will be available against which the Company can utilize the benefits of the deductible temporary differences and unused tax losses. Accordingly, the future benefit of the deferred tax assets has not been recognized. The non-capital losses carry forward will expire between 2038 to 2042.

18.       Loss per share

The calculation of basic and diluted earnings per share has been based on the following loss attributable to ordinary shareholders and weighted average number of shares outstanding. In the years ended December 31, 2022 and 2021 all the basic loss per share is equal to the diluted loss per share as there were no potentially dilutive instruments in these periods:

Basic and dilutive loss per share

Loss attributable to Class A and Class B common shares

	2022 $	2021 $
Loss attributable to ordinary shareholders	(8,643)	(4,552)
Weighted-average number of Class A and Class B common shares	75,500,000	75,500,000
Basic and dilutive loss per share	(0.11)	(0.06)

19. Supplemental cash flow information

The table below disclose the changes in non-cash working capital balances related to operations activities:

	2022 $	2021 $
Decrease (increase) in
Grant receivables	773	(1,439)
Other receivables	1,187	(1,342)
Prepaid expenses	(141)	(22)
Other assets	10	(11)
Increase in
Accounts payable and accrued liabilities	1,420	645
Total	3,249	(2,169)

20.        Financial instruments and risk management

The Company is exposed to the following various financial risks through transactions in financial instruments:

a)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company is therefore exposed to liquidity risk with respect to all of the financial liabilities recognized on the statements of financial position.

The Company manages its liquidity by monitoring it operating requirements. The Company prepares budget and cash forecasts to ensure it has sufficient funds to fulfill its obligations.

The following are the undiscounted contractual maturities of financial liabilities, including estimated interest payments, as at December 31, 2022:

	Carrying amount $	Contractual cash flows $	Less than a year $	Between 1 and 2 years $	More than 2 years $
Accounts payable and accrued liabilities	3,811	3,811	3,811	-	-
Long-term debt	5,655	6,069	-	-	6,069
Lease liabilities	758	1,064	163	322	579

As at December 31, 2021:

	Carrying amount $	Contractual cash flows $	Less than a year $	Between 1 and 2 years $	More than 2 years $
Accounts payable and accrued liabilities	2,821	2,821	2,821	-	-
Long-term debt	473	906	-	-	906
Lease liabilities	589	978	131	260	587

a)	Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Credit risk arises principally from the Company’s cash, and long-term deposits. The carrying amounts of these financial assets represent the maximum credit exposure.

The credit risk associated with cash is limited because it is maintained with a reputable Canadian chartered bank and as a result management believes the risk of loss to be remote.

b)	Market risks

Market risk is the risk that the Company will incur losses arising from adverse changes in underlying market factors, including interest and foreign currency exchange rates.

(i)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in the market interest rate. The Company’s exposure to interest rate risk as at December 31, 2022, and 2021 is relating to the financing agreement with Investissement Québec bearing interest at 10% per annum.

The Company does not account for any financial assets or financial liabilities at FVTPL.

(ii)	Foreign currency risk

The risk around foreign currency exchange rates is not considered significant for the years ended December 31, 2022 and 2021 as the foreign currency exposure is minimal.

c)	Fair value

Estimated fair values for financial instruments are designed to approximate amounts at which the instruments could be exchanged in a current arm's-length transaction between knowledgeable willing parties.

The Company classifies and discloses fair value measurements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The three levels of the fair value hierarchy are:

Level 1 – Valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 – Valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices);

Level 3 – Valuation techniques using inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The Company has determined that the carrying amounts of its financial assets and financial liabilities measured at amortized cost approximate their fair value given their short-term nature with the exception of long-term debt. Long term debt received at below market interest rate is initially measured at fair value with the benefit of the below market interest rate recorded as a reduction of the related expense or cost of the asset acquired and subsequently measured at amortized cost.

21.       Related party transactions

Ipax 2 llp, is a related party of the Company as it has a controlling interest in the Company. In 2022, the Company repurchased 854,915 of these shares for $13, in 2021 repurchased 3,272,370 shares for $55. As at December 31, 2022, the Company has a due of $5 to Ipax 2 llp ($0 as at December 31, 2021). As at December 31, 2022, Ipax 2 llp owned 72% of the Company. Please see Note 13 for further detail on the Class B Common shares issued to Ipax 2 llp.

Transactions with key management personnel

The Company's key management personnel are members of senior management, executive and non-executive and board of directors, who have the power and responsibility to plan, manage and control the Company's operations.

The transactions with key management personnel of the Company is as follows:

	2022 $	2021 $
Salary and other short-term benefits	691	640
Share-based compensation	833	-

22.       Commitments

As at December 31, 2022, the Company had issued capital commitments totaling $3,879 to various suppliers in connection with its operation and the establishment of a pilot plant.

23.       Government grants

Repayable Contribution Agreement

On May 15, 2020, the Company entered into an interest-free repayable contribution agreement with the Economic Development Agency of Canada for the Regions of Québec. The benefit of the below-market interest rate is accounted for as a grant. See Note 12 for more detail.

Government assistance

The Company incurred research and development expenditures which are eligible for tax credits. The tax credits recorded are based on management’s estimate of amounts expected to be recovered and are subject to audit by the taxation authorities and, accordingly, these amounts may vary. For the year ended December 31, 2022, the Company recorded provision for refundable tax credits of $1,653 (December 31, 2021 - $1,463). This amount has been recorded as a reduction of research and development expenses for the year. Total research and development costs before tax credits applied for the year ended December 31, 2022 was $6,501 (December 31, 2021 - $4,473). The Company also received, $240 of innovation tax credits, which were recorded as a reduction of laboratory equipment costs (December 31, 2021 - $191).

24.       Subsequent events

On January 19, 2023, the Company amended its Articles (i) converting all outstanding Class A Common Shares and Class B Common Shares into shares of a single class called common shares (“Common Shares”) and (ii) executing a 5:1 stock split, subdividing all its issued and outstanding Common Shares into five (5) such Common Shares.

On January 24, 2023, the Company issued 12,500 Common shares for a cash consideration of $77 and repurchased 12,500 Common shares for a cash consideration of $1. The Company then cancelled these repurchased Common shares.

On March 22, 2023, the Company issued 247,375 Common shares for a cash consideration of $1,443 and repurchased 247,375 Common shares for a cash consideration of $4. The Company then cancelled these repurchased Common shares.

On March 10, 2023, the Company entered into an agreement with Investissement Québec to finance the tax credits to be received that are created by the research and development expenditures for a maximum amount of $3,175. A first amount of $1,480 was received on March 22, 2023.

On March 29, 2023, an amount of $258 have been drawn from the Investissement Québec loan.

On April 6, 2023, the Company granted 75,000 options to purchase Common Shares to an employee at an exercise price of $0 per share with an expiry date of February 14, 2032. The fair value of the options was estimated at $6 per share option at the grant date for a total of $445 using a Black-Scholes option pricing model.

After the year end, the Company had issued capital commitments totaling $4,364 to various suppliers in connection with its operation and the establishment of a pilot plant.

EXHIBIT LIST

Exhibit 2A: Certificate of Constitution and Articles of Amendment*

Exhibit 2B: Bylaws*

Exhibit 3: Anti-Dilution Agreement*

Exhibit 4. Subscription Agreement*

Exhibit 8. Escrow Agreement*

Exhibit 10: Power of Attorney*

Exhibit 11. Written Expert Consent Letter of Accountant

Exhibit 12. Legal Opinion Letter*

*These exhibits were provided with the previous Form 1-A filed on  February 9, 2023.

Signature Page

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Québec, Canada; London, United Kingdom; and Val-Morin, Québec, Canada on August 10, 2023.

(Exact name of the Issuer as specified in its Charter)

Starpax Biopharma Inc.

2500-1000 boul. René-Lévesque West Montréal, Québec, Canada H3B 5C9

(514) 427-3004

By:

s/ Michael Gareau

Chairman of the Board of Directors, CEO of Starpax Biopharma Inc. (Date): August 15, 2023

Location Signed: Montréal, Québec, Canada

This Offering Statement has been signed by the following Officers in the capacities and on the dates indicated.

s/ Michael Gareau

Director of StarpaxBiopharma Inc.

(Date): August 15, 2023

Location Signed: Montréal, Québec, Canada

s/

Pierre Dozois

Corporate Secretary of Starpax Biopharma Inc.

(Date): August 15, 2023

Location Signed: Montréal, Québec, Canada

s/ Jean-François Pruneau

Chief Financial Officer of Starpax Biopharma Inc.

(Date): August 15, 2023

Location Signed: Montréal, Québec, Canada

This Offering Statement has been signed by the following Directors in the capacities and on the dates indicated.

s/Michael Gareau

Director of Starpax Biopharma Inc.

(Date): August 15, 2023

Location Signed: Montréal, Québec, Canada

s/ André Monette

Director of Starpax Biopharma Inc.

(Date): August 15, 2023

Location Signed: Montréal, Québec, Canada

s/ John Helou

Director of Starpax Biopharma Inc.

(Date): August 15, 2023

Location Signed: Montréal, Québec, Canada

s/ Lisa Matar

Director of Starpax Biopharma Inc.

(Date): August 15, 2023

Location Signed: Montréal, Québec, Canada

s/Berthe Latreille

Director of Starpax Biopharma Inc.

(Date): August 15, 2023

Location Signed: Montréal, Québec, Canada

s/ Dr. Jacques Jolivet

Director of Starpax Biopharma Inc.

(Date): August 15, 2023

Location Signed: Montréal, Québec, Canada

s/ Pierre Dozois

Director of Starpax Biopharma Inc.

(Date): August 15, 2023

Location Signed: Montréal, Québec, Canada